Exhibit 10.1

CUSIP No:

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of January 3, 2007

among

HERBST GAMING, INC.,

as Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender
and L/C Issuer,

and

The Other Lenders Party Hereto

LEHMAN COMMERCIAL PAPER, INC. and WACHOVIA BANK, NATIONAL
ASSOCIATION, as Syndication Agents,

U.S. BANK, NATIONAL ASSOCIATION, as Documentation Agent

and

LEHMAN BROTHERS INC. AND WACHOVIA CAPITAL MARKETS, LLC,

as Joint Lead Arrangers and Joint Book Runners

i

4.03.	Primm Closing Date Credit Extensions	68

ARTICLE V. REPRESENTATIONS AND WARRANTIES		71

5.01.	Existence, Qualification and Power; Compliance with Laws	71
5.02.	Authorization; No Contravention	71
5.03.	Governmental Authorization; Other Consents	71
5.04.	Binding Effect	71
5.05.	Financial Statements; No Material Adverse Effect.	71
5.06.	Litigation	72
5.07.	No Default	72
5.08.	Ownership of Property; Liens	73
5.09.	Environmental Compliance	73
5.10.	Insurance	73
5.11.	Taxes	73
5.12.	ERISA Compliance.	73
5.13.	Subsidiaries; Equity Interests	74
5.14.	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	74
5.15.	Disclosure	75
5.16.	Compliance with Laws	75
5.17.	Intellectual Property; Licenses, Etc	75
5.18.	Route Agreements; Casino Leases	75
5.19.	Sands Regent Acquisition	76
5.20.	Primm Acquisition	76

ARTICLE VI. AFFIRMATIVE COVENANTS		77

6.01.	Financial Statements	77
6.02.	Certificates; Other Information	78
6.03.	Notices	79
6.04.	Payment of Obligations	80
6.05.	Preservation of Existence, Etc	80
6.06.	Maintenance of Properties	80
6.07.	Maintenance of Insurance	81
6.08.	Compliance with Laws	82
6.09.	Books and Records	82
6.10.	Inspection Rights	83
6.11.	Use of Proceeds	83
6.12.	Additional Subsidiaries and Collateral	83

ARTICLE VII. NEGATIVE COVENANTS		84

7.01.	Liens	84
7.02.	Investments	85
7.03.	Indebtedness	86
7.04.	Fundamental Changes	87

7.05.	Dispositions	87
7.06.	Restricted Payments	88
7.07.	Prepayment of Subordinated Obligations	89
7.08.	Change in Nature of Business	89
7.09.	Transactions with Affiliates	89
7.10.	Burdensome Agreements	90
7.11.	Use of Proceeds	90
7.12.	Senior Debt to EBITDA Ratio	90
7.13.	Total Debt to EBITDA Ratio	91
7.14.	Interest Charge Coverage Ratio	91
7.15.	Capital Expenditures	91
7.16.	Hostile Acquisitions	92
7.17.	Interest Rate Hedging Arrangements	92

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		93

8.01.	Events of Default	93
8.02.	Remedies Upon Event of Default	95
8.03.	Application of Funds	95

ARTICLE IX. ADMINISTRATIVE AGENT		97

9.01.	Appointment and Authority	97
9.02.	Rights as a Lender	97
9.03.	Exculpatory Provisions	97
9.04.	Reliance by Administrative Agent	98
9.05.	Delegation of Duties	98
9.06.	Resignation of Administrative Agent	98
9.07.	Non-Reliance on Administrative Agent and Other Lenders	99
9.08.	No Other Duties, Etc	100
9.09.	Collateral and Guaranty Matters	100

ARTICLE X. MISCELLANEOUS		101

10.01.	Amendments, Etc	101
10.02.	Notices; Effectiveness; Electronic Communication.	103
10.03.	No Waiver; Cumulative Remedies	104
10.04.	Expenses; Indemnity; Damage Waiver	104
10.05.	Payments Set Aside	106
10.06.	Successors and Assigns.	107
10.07.	Treatment of Certain Information; Confidentiality	111
10.08.	Right of Setoff	112
10.09.	Interest Rate Limitation	112
10.10.	Counterparts; Integration; Effectiveness	112
10.11.	Survival of Representations and Warranties	113
10.12.	Severability	113
10.13.	Replacement of Lenders	113

10.14.	No Advisory or Fiduciary Responsibility	114
10.15.	Governing Law; Jurisdiction; Etc	114
10.16.	Waiver of Jury Trial	115
10.17.	USA PATRIOT Act Notice	116
10.18.	Time of the Essence	116
10.19.	Designation as Senior Debt	116

SCHEDULES

1.01	Casino Leases
5.05	Supplement to Interim Financial Statements
5.09	Environmental Matters
5.13	Subsidiaries
5.17	Intellectual Property Matters
7.01	Existing Liens
7.03	Existing Indebtedness
7.09	Transactions with Affiliates
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Assignment and Assumption
B	Compliance Certificate
C	Form of Delay Draw Term B Note
D	Loan Notice
E	Form of Revolving Note
F	Swing Line Loan Notice
G	Form of Term B Note
H	Form of Lender Addendum

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of January 3, 2007, among HERBST GAMING, INC., a Nevada corporation (the “Borrower”), each lender listed on the signature pages hereto or which from time to time becomes a party hereto (collectively, the “Lenders”, and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, LEHMAN COMMERCIAL PAPER, INC. and WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agents, and U.S. BANK, NATIONAL ASSOCIATION, as Documentation Agent. LEHMAN BROTHERS INC. and WACHOVIA CAPITAL MARKETS, LLC have served as the Joint Lead Arrangers and Joint Book Runners for the credit facilities described herein.  The parties hereto hereby agree with reference to the following facts:

A.            Pursuant to an Amended and Restated Credit Agreement dated as of October 8, 2004 (as heretofore amended, the “Existing Credit Agreement”), the lenders party thereto made credit facilities available to Borrower.

B.            Pursuant to the Sands Purchase Agreement described herein, it is proposed that Borrower acquire all of the equity interests of The Sands Regent, a Nevada corporation (“Sands Regent”) by means of a merger of Borrower’s wholly owned subsidiary, HGI–Casinos, Inc., a Nevada corporation (“HGI–Casinos”), with and into Sands Regent, with Sands Regent continuing as the surviving corporation and a wholly-owned Subsidiary of Borrower (such acquisition is hereafter referred to as the “Sands Acquisition”).  Sands Regent owns and operates the hotel and casino properties known as the Sands Regency located in Reno, Nevada, Gold Ranch Casino & RV Resort located in Verdi, Nevada, Rail City Casino located in Sparks, Nevada, and the Depot Casino and Red Hawk Sports Bar, both of which are located in Dayton, Nevada.

C.            Pursuant to the Primm Purchase Agreement described herein, it is proposed that Borrower acquire all of the membership interests in Primadonna Company, LLC, a Nevada corporation (“Primadonna”), along with other assets owned by PRMA Land Development Company, a Nevada corporation (“PRMA”) (such acquisition is hereafter referred to as the “Primm Acquisition”).  Primadonna owns and operates the hotel and casino properties known as Buffalo Bill’s, Primm Valley and Whiskey Pete’s (with all associated properties described in the Primm Acquisition Agreement, the “Primm Assets”), all of which are located in Primm, Nevada.

D.            In order to finance the Sands Acquisition and the Primm Acquisition, and for the other uses described herein, the credit facilities provided pursuant to the Existing Credit Agreement are being increased to $875,000,000 consisting of:

1)             Aggregate Revolving Commitments in the principal amount of $175,000,000;

2)             Term B Loans in the aggregate principal amount of $375,000,000; and

3)             Delay Draw Term B Loans in the aggregate principal amount of $325,000,000.

E.             Those of the Lenders party to the Existing Credit Agreement which have elected not to continue as Lenders hereunder (the “Exiting Lenders”) have executed an agreement with Borrower and the Administrative Agent consenting to the termination of their status as Lenders concurrently with the Closing Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE  I.
DEFINITIONS AND ACCOUNTING TERMS

1.01.        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Agreements” means, collectively, the Sands Purchase Agreement and the Primm Purchase Agreement.

“Adjusted Cash Interest Charges” means, as of each date of determination, Interest Charges payable in cash for the four Fiscal Quarter period ending on that date, provided that:

(a)           Adjusted Cash Interest Charges as of March 31, 2007, June 30, 2007 and September 30, 2007 shall be determined on the basis of Interest Charges for the period beginning on January 1, 2007 and ending on the relevant date, and annualized on a straight-line basis; and

(b)           notwithstanding clause (a) above, in the event that the Primm Closing Date occurs after the Closing Date, Adjusted Cash Interest Charges for any period shall be adjusted to include (without duplication), on a pro forma basis, the amount of Interest Charges attributable to Indebtedness in an amount equal to the cash consideration paid in connection with the Primm Acquisition (as though outstanding for the entire period for which Adjusted Cash Interest Charges is otherwise calculated).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent Fee Letter” means the letter agreement, dated as of the Closing Date, among Borrower, the Administrative Agent and BAS relating to certain fees.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Delay Draw Term B Commitments” means term lending commitments in the aggregate principal amount of $325,000,000 in respect of the Delay Draw Term B Loans, as such amount may be increased pursuant to Section 2.16.

“Aggregate Revolving Commitments” means the commitments of the Revolving Lenders to make Revolving Loans and to participate in Swing Line Loans and the issuance of Letters of Credit, in an aggregate amount not to exceed $175,000,000.  The Aggregate Revolving Commitments are subject to being decreased pursuant to Section 2.08 and increased pursuant to Section 2.16.

“Aggregate Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and all L/C Obligations.

“Agreement” means this Second Amended and Restated Credit Agreement.

“Applicable Rate” means:

(a)           with respect to the Revolving Loans and Letters of Credit, for each Pricing Period, the rates per annum set forth opposite the Total Debt to EBITDA Ratio in effect as of the Fiscal Quarter ending approximately two months prior to the first day of that Pricing Period, provided that (i) during the Pricing Period ending June 1, 2007 Pricing Level V shall apply, (ii) notwithstanding clause (i), following the Primm Closing Date, Pricing Level V shall apply until the delivery of financial statements of Borrower pursuant to Section 6.01(b) for the first full Fiscal Quarter ended after the Primm Closing Date, and (iii) notwithstanding clauses (i) and (ii) above, if Borrower fails to deliver a Compliance Certificate in respect of any Fiscal Quarter prior to the first day of the related Pricing Period, then Pricing Level V shall apply as of the first Business Day of such Pricing Period until the date upon which the required Compliance Certificate is delivered:

Pricing Level	Total Debt to EBITDA Ratio	Base Rate+	Eurodollar Rate + Letters of Credit	Revolving Commitment Fee
I	Less than 3.50:1.00	0.000%	1.000%	0.250%
II	Greater than or equal to 3.50:1.00, but less than 4.00:1.00	0.000%	1.250%	0.250%
III	Greater than or equal to 4.00:1.00, but less than 4.50:1.00	0.250%	1.500%	0.250%
IV	Greater than or equal to 4.50:1.00, but less than 5.00:1.00	0.500%	1.750%	0.375%
V	Greater than or equal to 5.00:1.00	0.750%	2.000%	0.375%

(b)           With respect to Term B Loans, the Applicable Rate shall be 1.875% per annum for Eurodollar Rate Loans and 0.625% per annum for any Base Rate Loans.

(c)           With respect to Delay Draw Term B Loans, the Applicable Rate shall be 1.875% per annum for Eurodollar Rate Loans and 0.625% per annum for any Base Rate Loans.

(d)           With respect to any Incremental Term Loans, the Applicable Rate for Eurodollar Rate Loans and Base Rate Loans shall be as set forth in the Incremental Term Joinder Agreement.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2005 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Revolving Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.08, and (c) the date of termination of the commitment of each Revolving Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“BAS” means Banc of America Securities LLC.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Article II.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized in accordance with GAAP on a balance sheet of such Person.

“Capital Lease” means, as to any Person, a lease of any real or personal property by that Person as lessee that is, or should be in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or if such Statement is not then in effect, such other statement of GAAP as may be applicable, recorded as a “capital lease” on the balance sheet of that Person prepared in accordance with GAAP.

“Cash Collateralize” has the meaning specified in Section 2.05(g).

“Casino Lease” means each of the leases described on Schedule 1.01.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means the occurrence of any of the following:

(a)           the direct or indirect sale, lease, transfer conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Property of Borrower and its Subsidiaries, taken as a whole, to any Person other than a Principal, members of the immediate families of the Principals, or trusts for their respective benefit;

(b)           the Principals, members of the immediate families of the Principals, or trusts for their respective benefit cease to collectively own, beneficially and of record, more than 70% of the Equity Interests of Borrower having ordinary voting power.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the collateral which is subject to the Liens granted by the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement (and each joinder thereto hereafter executed pursuant to Section 6.12), the Pledge Agreement (and each joinder thereto hereafter executed pursuant to Section 6.12), the Deeds of Trust, the Preferred Ship Mortgage, and any other security agreement, pledge agreement, deed of trust, mortgage, ship mortgage or other collateral security agreement hereafter executed and delivered by Borrower or the Subsidiaries to secure the Obligations.

“Commitments” means, collectively, the Revolving Commitments, the Term B Commitments, the Delay Draw Term B Commitments and any commitments to make Incremental Term Loans hereafter extended pursuant to Section 2.16.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Contingent Obligation” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the obligor thereunder in good faith.  The term “Contingent Obligation” as a verb has a corresponding meaning.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deeds of Trust” means (a) the deeds of trust executed on the Closing Date by Flamingo Paradise, Market Gaming, E-T-T, Inc. and E-T-T Enterprises, L.L.C., encumbering their respective interests in the four hotel, resort and casino properties owned or leased by them in Las Vegas, Nevada, Pahrump, Nevada (two locations), and Henderson, Nevada, and the office and warehouse space located on Russell Road in Las Vegas to secure their respective Guarantees, (b) the deed of trust executed by Borrower as of the Closing Date in respect of the training facility on Russell Road, Las Vegas adjacent to the warehouse and office space, (c) the deeds of trust executed by Sands Regent and its Subsidiaries on the Closing Date, encumbering their interests in each of the hotel and casino properties in Sparks, Nevada, Verdi, Nevada, Reno, Nevada and Dayton, Nevada to secure the Sands Guaranty, (d) the deeds of trust executed by HGI-St. Jo, HGI-Mark Twain and HGI-Lakeside with respect to the casino properties owned through such Subsidiaries and located in Missouri and Iowa, (e), if when and if executed, the fee and leasehold deeds of trust executed by the owners of the assets to be acquired pursuant to the Primm Acquisition Agreement in respect of the three casino and employee hotel properties located in Primm, Nevada, and (e) any future deeds of trust executed by Borrower or its relevant Subsidiaries in accordance with Sections 6.12(c).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum, provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Delay Draw Term B Commitments” means, as to each Lender, the commitment of that Lender to make Delay Draw Term B Loans to Borrower pursuant to Section 2.03. The amount of the Delay Draw Term B Commitment of each Lender party hereto as of the Closing Date is set forth in the Lender Addendum signed by that Lender

“Delay Draw Term B Lenders” means those Lenders having Delay Draw Term B Commitments or holding Delay Draw Term B Loans from time to time.

“Delay Draw Term B Loan Amortization Amount” means, as to each relevant Quarterly Payment Date, 0.25% of the aggregate initial principal balance of the Delay Draw Term B Loans extended on the Primm Closing Date, provided that if the Term Loan Maturity Date occurs on the seventh anniversary of the Closing Date, then the Delay Draw Term B Loan Amortization Amount for each Quarterly Payment Date following the sixth anniversary of the Closing Date shall be one quarter of the principal balance of the Delay Draw Term B Loans outstanding on the sixth anniversary of the Closing Date.

“Delay Draw Term B Loans” means a Credit Extension by a Delay Draw Term B Lender to Borrower under Section 2.03.

“Delay Draw Term B Note” means a promissory note made by Borrower in favor of a Delay Draw Term B Lender evidencing Delay Draw Term B Loans made by that Lender, substantially in the form of Exhibit C.

“Delay Draw Term B Percentage” means with respect to any Delay Draw Term B Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Delay Draw Term B Commitments represented by that Lender’s Delay Draw Term B Commitment at such time.  If the commitment of each Lender to make Delay Draw Term B Loans have been terminated pursuant to Section 8.02 or if the Delay Draw Term B Commitments have expired, then the Delay Draw Term B Percentage of each Delay Draw Term B Lender shall be determined based on the Delay Draw Term B Percentage of that Lender most recently in effect, giving effect to any subsequent assignments.  The Delay Draw Term B Percentage of each Lender party hereto as of the Closing Date is set in its Lender Addendum, or in the Assignment and Assumption pursuant to which that Delay Draw Term B Lender becomes a party hereto.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and each condemnation or other similar involuntary taking of any property of a Person) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Documentation Agent” means U.S. Bank, National Association, when acting in its capacity as Documentation Agent.

“Dollar” and “$” mean lawful money of the United States.

“EBITDA” means, with respect to any Person and with respect to any fiscal period (and without duplication as to items (b) though (g):

(a)           Net Income of such Person for that period; plus

(b)           an amount equal to any extraordinary or non-recurring loss plus any net loss realized by such Person and its Subsidiaries in connection with any Disposition to the extent such losses were deducted in computing Net Income; minus

(c)           any extraordinary or non-recurring gain reflected in such Net Income; plus

(d)           Interest Charges for that period to the extent deducted in computing such Net Income; plus

(e)           pre-opening expenses for that period to the extent deducted in computing such Net Income; plus

(f)            depreciation, amortization and all other non-cash charges for that period to the extent such deducted in computing such Net Income; plus

(g)           any non-cash losses associated with the prepayment of Indebtedness;

provided, that (i) the EBITDA of any Person (as calculated pursuant to clauses (a) through (g) above) shall include, on a pro forma basis, the results of operations of each other Person (or attributable to any assets) acquired by such Person or any of its Subsidiaries during that period as if such Person or assets had been acquired on the first day of the period, and including any pro forma expense and cost reductions, in each case calculated on a basis consistent with Regulation S-X under the Securities Act and (ii) the EBITDA of any Person (as calculated pursuant to clauses (a) through (g) above) shall exclude, on a pro forma basis, the results of operations of each other Person (or attributable to any assets) sold by such Person or any of its Subsidiaries during that period as if such Person or assets had been sold on the first day of the period.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed), provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of

Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“E-T-T Enterprises L.L.C.” means E-T-T Enterprises L.L.C., a Nevada limited liability company, its successors and permitted assigns.

“E-T-T Enterprises L.L.C. Guaranty” means the guaranty executed on the Closing Date by E-T-T Enterprises L.L.C. in favor of the Administrative Agent and the Lenders, as at any time amended.

“E-T-T, Inc.” means E-T-T, Inc., a Nevada corporation, its successors and permitted assigns.

“E-T-T, Inc. Guaranty” means the guaranty executed on the Closing Date by E-T-T, Inc. in favor of the Administrative Agent and the Lenders, as at any time amended.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash”  means, as of each date of determination, the amount by which the unrestricted cash and cash equivalents owned by Borrower and its Subsidiaries as of that date, exceeds $40,000,000.

“Excess Cash Flow” means, for each Fiscal Year, Net Income for that Fiscal Year; plus

(a)           to the extent deducted in arriving at such Net Income, depreciation expense, amortization expense and other non-cash charges; plus

(b)           without duplication as to (a), to the extent deducted in arriving at such Net Income, any extraordinary or non-recurring non-cash losses and any non-cash loss realized in connection with any Disposition; plus

(c)           the net amount of any decrease (and minus the amount of any increase) in working capital during that Fiscal Year; minus

(d)           to the extent included in arriving at such Net Income, any extraordinary or non-recurring non-cash gains during that Fiscal Year and any non-cash gain realized in connection with any Disposition; minus

(e)           the aggregate amount of Capital Expenditures made by Borrower or any of its Subsidiaries in cash during that Fiscal Year (other than any Capital Expenditures made to consummate the Primm Acquisition or the Sands Acquisition); minus

(f)            the aggregate amount of principal payments made during that Fiscal Year in respect of the Term Loans, Incremental Term Loans and (to the extent such payment is accompanied by a corresponding optional reduction of Revolving Commitments) Revolving Loans; minus

(g)           the aggregate principal amount of all payments on Capital Leases and Synthetic Leases (to the extent not deducted in arriving at Net Income) which are allocable to principal (whether or not scheduled or required); minus

(h)           scheduled payments in respect of other Indebtedness (other than of the types described in (f) and (g)) described in clauses (a) and (d) of the definition of “Indebtedness;” and minus

(i)            to the extent not deducted in arriving at Net Income, Distributions made pursuant to Section 7.06(d).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Credit Agreement” has the meaning specified in the recitals hereto.

“Exiting Lender” has the meaning specified in the recitals hereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fiscal Quarter” means the fiscal quarter of Borrower ending on each March 31, June 30, September 30, and December 31.

“Fiscal Year” means the fiscal year of Borrower ending on each December 31.

“Flamingo Paradise” means Flamingo Paradise Gaming, LLC, a Nevada limited liability company, and its successors and permitted assigns.

“Flamingo Paradise Guaranty” means the guaranty executed on the Closing Date by Flamingo Paradise Gaming, LLC, in favor of the Administrative Agent and the Lenders, as at any time amended.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, as of each date of determination, for Borrower and its Subsidiaries on a consolidated basis, (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, plus (b) all purchase money Indebtedness, plus (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, plus (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), plus (e) Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations, plus (f) without duplication, all Contingent Obligations with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than Borrower or any Subsidiary, plus (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to Borrower or such Subsidiary, minus (h) Excess Cash.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gaming Board” means, collectively, (a) the Nevada Gaming Commission, (b) the Nevada State Gaming Control Board, (c) Iowa Racing and Gaming Commission, (d) Iowa Division of Criminal Investigation, Gaming Enforcement Bureau, (e) the Missouri Gaming Commission and (f) any other Governmental Authority that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Borrower and the Subsidiaries within its jurisdiction.

“Gaming Laws” means all Laws pursuant to which any Gaming Board possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Borrower and the Subsidiaries within its jurisdiction.

“General Subsidiary Guaranty” means the guaranty executed by Cardivan Company, Nevada corporation, Coral Coin, Inc., a Nevada corporation and Corral Country Coin, Inc., a Nevada corporation, HGI-Lakeside, HGI-Mark Twain, HGI-St. Jo, and by each future Subsidiary of Borrower which does not own real property, in favor of the Administrative Agent and the Lenders, as at any time amended.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranties” means, collectively, (a) the Market Gaming Guaranty, (b) the Flamingo Paradise Guaranty, (c) the E-T-T, Inc. Guaranty, (d) the E-T-T Enterprises, L.L.C. Guaranty, (e) the General Subsidiary Guaranty, (f) the Sands Guaranty, (g) when executed, the Primm Guaranty, and (h) each other Guaranty of the Obligations executed by a Subsidiary in favor of the Administrative Agent and the Lenders.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HGI–Casinos” has the meaning specified in the recitals hereto.

“HGI–Lakeside” means HGI–Lakeside, a Nevada corporation, its successors and permitted assigns.

“HGI–Mark Twain” means HGI–Mark Twain, a Nevada corporation, its successors and permitted assigns.

“HGI–St. Jo” means HGI–St. Jo, a Nevada corporation, its successors and permitted assigns.

“Incremental Term Joinder Agreement” means an amendment or joinder agreement to this Agreement to be entered into by Borrower, the Administrative Agent and any Lenders providing Incremental Term Loans setting forth the terms, if any, by which the pricing, maturity, amortization and other terms applicable to the Incremental Term Loans differ from those applicable to the other Term Loans (which variances shall be consistent with the definition of “Incremental Term Loans” and the provisions of Section 2.16).

“Incremental Term Loans” means any Term Loans made pursuant to Section 2.16 that are not additional Term B Loans or Delay Draw Term B Loans.  The applicable interest rates, covenants and other terms and conditions of any Incremental Term Loans shall be substantially similar to the Term B Loans, provided that:

(a)           the maturity date of any Incremental Term Loans may be later than, but shall be no earlier than, the Term Loan Maturity Date and the weighted average life to maturity of the Incremental Term Loans shall be no shorter than that of the Term B Loans;

(b)           the rate of amortization of any Incremental Term Loans shall not be greater than the Term B Loans;

(c)           if the interest rate margin applicable to the Incremental Term Loans is fixed for the term thereof, such interest rate margin shall not be greater than the interest rate margin applicable to the Term B Loans by more than 0.25% per annum; and

(d)           if the interest rate margin applicable to the Incremental Term Loans is variable from time to time, it shall vary in accordance with a grid which is identical to that set forth in the definition of “Applicable Rate” provided that the various elements of the pricing grid may either be lower or may each be increased by a rate per annum not in excess of 0.25% per annum.

Notwithstanding clauses (c) and (d) above, the interest rate margins applicable to any Incremental Term Loans may be set at higher levels agreed to by Borrower if the interest rate margins with respect to the Revolving Loans, the Term B Loans and the Delay Draw Term Loans are each increased by a rate per annum which is equal to the rate per annum by which the interest rate margins for the Incremental Term Loans exceed those otherwise payable pursuant to clauses (c) and (d), provided that in determining the interest rate margin applicable to the existing Term B Loans, Delay Draw Term Loans, the Revolving Loans and the Incremental Term Loans, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by Borrower to the Lenders of the Term B Loans and the Delay Draw Term B Loans, the existing Revolving Loans or the Incremental Term Loans in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity) and (y) customary arrangement or commitment fees payable to the Arrangers (or their respective affiliates) in connection with the Term B Loans and the Revolving Loans to one or more arrangers (or their affiliates) of the Incremental Term Loans shall be excluded.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any post-closing working capital or purchase price adjustment set forth in the Sands Purchase Agreement or the Primm Purchase Agreement);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            Capital Leases and Synthetic Lease Obligations;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Contingent Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Insolvency Event” means any Event of Default of the type described in Section 8.01(f).

“Interest Charge Coverage Ratio” means, as of each date of determination, the ratio of:

(a)           EBITDA for Borrower and its Subsidiaries for the four Fiscal Quarter period ending on that date; to

(b)           Adjusted Cash Interest Charges as of that date.

“Interest Charges” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date, provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first Business Day of each calendar month and the applicable Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (or, with the consent of each Lender making a Loan as part of the relevant Borrowing of Eurodollar Rate Loans, nine months or twelve months thereafter), as selected by Borrower in its Loan Notice, provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period for any Revolving Loan shall extend beyond the Revolving Maturity Date.

(d)           no Interest Period for any Term Loan shall extend beyond the Term Loan Maturity Date (or, in the case of any Incremental Term Loans, any later date established for the maturity thereof in the Incremental Term Joinder Agreement).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Contingent Obligation or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor issues Contingent Obligations or accepts Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

“Joint Lead Arrangers” means Lehman Brothers Inc. and Wachovia Capital Markets, LLC.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any

Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Arranger Fee Letter” means the letter agreement, dated as of October 31, 2006, among Borrower and the Joint Lead Arrangers relating to certain fees.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lender Addendum” means a Lender Addendum, substantially in the form of Exhibit H, to be executed and delivered by such Lender on or prior to the Closing Date as provided in Section 10.20.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Revolving Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.05(i).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $25,000,000 or (b) the Aggregate Revolving Commitments.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“License Revocation” means the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any casino, gambling or gaming license issued by any Gaming Board covering any casino or gaming facility of Borrower or any of its Subsidiaries.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to Borrower under Article II in the form of a Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Secured Swap Contract, the Lead Arranger Fee Letter, the Administrative Agent Fee Letter, each Guaranty, and each Collateral Document.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.04(a), which, if in writing, shall be substantially in the form of Exhibit D.

“Loan Parties” means, collectively, Borrower and each Subsidiary of the Borrower.

“Market Gaming” means Market Gaming, Inc., a Nevada corporation, its successors and permitted assigns.

“Market Gaming Guaranty” means the guaranty executed on the Closing Date by Market Gaming in favor of the Administrative Agent and the Lenders, as at any time amended.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means, as the context requires, the Revolving Maturity Date or the Term Loan Maturity Date (or in the case of any Incremental Term Loans, any later date established in the Incremental Term Joinder Agreement).

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Negative Pledge” means a Contractual Obligation that contains a covenant binding on Borrower or any of the Subsidiaries that prohibits Liens on any of its or their Property, other than (a) any such covenant contained in a Contractual Obligation granting a Lien permitted under Section 7.01 which affects only the Property that is the subject of such permitted Lien and (b) any such covenant that does not apply to Liens securing the Obligations.

“Net Cash Proceeds” means:

(a)           with respect to any Disposition by Borrower or any of its Subsidiaries, the excess, if any, of:

(i)            the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over

(ii)           the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by Borrower or such Subsidiary in connection with such transaction, (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; and (D) reserves established by Borrower or any of its Subsidiaries in accordance with GAAP against liabilities reasonably anticipated and directly attributable to such Disposition; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be in such Disposition during such two year period, or if the amount of the reserves established pursuant to clause (D) exceed the amount of the liabilities actually realized in cash during such two year period then, in each case, such excess shall be Net Cash Proceeds (and subject to the provisions of Section 2.07(f) shall be paid to the Lenders for application to the Obligations within thirty days following the last day of such two year period);

(b)           with respect to the sale or issuance of any Equity Interest by Borrower or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by Borrower or such Subsidiary in connection therewith.

“Net Income” means, for any period, with respect to any Person and its Subsidiaries, the consolidated net income of such Person and its Subsidiaries for that period determined in accordance with GAAP, consistently applied.

“Notes” means, collectively, the Revolving Notes, the Term B Notes, the Delay Draw Term Notes, the Swing Line Note and the promissory notes evidencing any Incremental Term Loans.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under the Revolving Commitments, in respect of the Term Loans or under any Loan Document (including without limitation any Secured Swap Contract) or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Percentage” means with respect to any Lender at any time, and as the context requires, (a) that Lender’s Revolving Percentage, if any, (b) that Lender’s Delay Draw Term B Loan Percentage or (c) that Lender’s percentage (carried out to the ninth decimal place) of the then outstanding principal amount of the Term B Loans, the Delay Draw Term B Loans or any Incremental Term Loans, as applicable.

“Permitted Tax Distributions” means distributions by Borrower to its shareholders made in respect of each tax year in an aggregate amount equal to the aggregate tax liabilities of its shareholders attributable to the taxable income of Borrower for that tax year (assuming such payments are due at the Tax Rate, and regardless of the actual tax status of such shareholders and any offsetting amounts available to such shareholders by reason of their other tax attributes), provided that in respect of each of the first three quarterly tax payments in respect of any tax year, such distributions may be at a rate equal to 110% of the amount of income tax calculable in respect of the taxable income of Borrower for the preceding tax year.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreement” means the pledge agreement executed and delivered by Borrower and its Subsidiaries on the Closing Date with respect to all Equity Interests held by them in their respective direct Subsidiaries, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Preferred Ship Mortgage” means the first preferred ship mortgage executed by HGI Lakeside, a Nevada corporation, with respect to the motor vessel Osceola.

“Pricing Period” means the period of three months beginning on the first day of each March, June, September and December during the term of this Agreement.

“Primadonna” has the meaning specified in the recitals hereto.

“Primm Acquisition” has the meaning specified in the recitals hereto.

“Primm Assets” has the meaning specified in the recitals hereto.

“Primm Closing Credit Extensions” means Credit Extensions made on the Primm Closing Date consisting of Revolving Loans in an aggregate principal amount not to exceed $75,000,000 and the Delay Draw Term Loans.

“Primm Closing Date” means the date upon which the Primm Acquisition is consummated and the conditions set forth in Section 4.03 are satisfied.

“Primm Guaranty” means the guaranty executed on the Primm Closing Date by Primadonna and each other entity acquired by Borrower in the Primm Acquisition in favor of the Administrative Agent and the Lenders, as at any time amended.

“Primm Material Adverse Effect” means any circumstance, development, change in, or effect on the Primadonna and the Convenience Store (as defined in the Primm Purchase Agreement) that, individually or in the aggregate with any other circumstances, developments, changes in, or effects on, Primadonna and the Convenience Store is, or is reasonably expected to be, directly or indirectly, materially adverse to (a) the overall business and financial condition of Primadonna and the Convenience Store taken as a single enterprise, or (b) the ability of New York-New York Hotel and Casino LLC and PRMA to consummate the transactions contemplated by the Primm Purchase Agreement.  For the avoidance of doubt, a circumstance, development, change in, or effect on Primadonna and the Convenience Store is not to be considered in determining whether there has been a Primm Material Adverse Effect if (i) such circumstance, development or change affects the gaming industry generally, (ii) such circumstance, development, change or effect is the result of general economic conditions, or (iii) such circumstance, development, change or effect results from any act of terrorism, commencement or escalation of armed hostilities in the U.S. or internationally or declaration of war by the U.S. Congress.  Accordingly, a Primm Material Adverse Effect does not include matters such as legal, regulatory, economic, industry, political, industrial, climatic, geographic or demographic conditions, factors, changes or circumstances or financial, banking or capital market changes which are related to companies, businesses or premises generally (domestically or internationally) or to companies, businesses or premises in the gaming, recreational, resort, entertainment, leisure or similar sectors within the State of Nevada, throughout the United States or internationally.  For example, a national or local economic recession or proposed legislation involving smoking areas in casinos throughout Nevada or proposed legislative changes respecting expansion of gaming in other jurisdictions, including California, is not a Primm Material Adverse Effect.

“Primm Purchase Agreement” means the Purchase Agreement dated as of October 31, 2006 among New York-New York Hotel & Casino, LLC, PRMA Land Development Company the Primadonna Company, LLC and Borrower, as amended through the date of this Agreement.

“Principals” means Edward J. Herbst, Timothy P. Herbst and Troy D. Herbst.

“PRMA” has the meaning specified in the recitals hereto.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Quarterly Payment Date” means the last Business Day of each March, June, September and December.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Requisite Lenders” means, as of any date of determination, those of the Lenders collectively holding more than 50% of the Aggregate Revolving Commitments and the then outstanding principal amount of the Term Loans (or, if the Revolving Commitments have been terminated, Lenders holding in the aggregate more than 50% of the Total Outstandings) with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by that Lender for purposes of this definition, provided that the Revolving Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth in the relevant Lender’s Lender Addendum or in the Assignment and Assumption pursuant to which that Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The amount of the Term B Commitment of each Lender as of the Closing Date is set forth in the Lender Addendum signed by that Lender.

“Revolving Lenders” means, those of the Lenders having Revolving Commitments.

“Revolving Loans” means each Loan made under the Revolving Commitment.

“Revolving Maturity Date” means December 2, 2011 if Borrower has not refinanced its 8-1/8% Senior Subordinated Notes due 2012 on or prior to December 1, 2011 and otherwise on the sixth anniversary of the Closing Date.

“Revolving Note” means a promissory note made by Borrower in favor of a Lender evidencing Revolving Loans made by that Lender, substantially in the form of Exhibit E.

“Revolving Percentage” means with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by that Lender’s Revolving Commitment at such time.  If the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Revolving Commitments have expired, then the Revolving Percentage of each Revolving Lender shall be determined based on the Revolving Percentage of that Lender most recently in effect, giving effect to any subsequent assignments.

“Route Agreements” means written agreements entered into by Borrower or any of its Subsidiaries with another Person that provide for the installation and operation of slot machines, video poker machines or other electronic gaming devises at premises owned or operated by such Person.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Companies, Inc., and any successor thereto.

“Sands Acquisition” has the meaning specified in the recitals hereto.

“Sands Guaranty” means the guaranty executed on the Closing Date by Sands Regent and each of its Subsidiaries in favor of the Administrative Agent and the Lenders, as at any time amended.

“Sands Material Adverse Effect” means any circumstance, development, event, condition, effect or change that, individually or when taken together with all other circumstances, developments, events, conditions, effects and changes, had or has or, with the passage of time, would be reasonably likely to have a material adverse effect on (a) the ability of the Sands Regent to consummate the merger contemplated by the Sands Acquisition Agreement on or prior to the Outside Date (as defined in the Sands Purchase Agreement) or (b) the financial condition, business, assets or results of operations of the Sands Regent and its Subsidiaries, taken as a whole, other than (i) the effects, after May 16, 2006, of changes that are generally applicable to the gaming industry, (ii) the effects, after May 16, 2006, of changes in general economic or market conditions, (in the case of each of clauses (i) and (ii), other than any change that had or has or with the passage of time, would be reasonably likely to have a significantly disproportionate adverse effect on the Sands Regent and its Subsidiaries, taken as a whole), (iii) any change in the Sands Regent’s stock price or trading volume, in and of itself, or (iv) the effect of the public announcement of this Sands Purchase Agreement, the transactions contemplated thereby or the consummation of such transactions.

“Sands Purchase Agreement” means that certain Agreement and Plan of Merger by and among Sands Regent, Borrower and HGI, as heretofore amended.

“Sands Regent” has the meaning specified in the recitals hereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Swap Contract” means each Swap Contract to which Borrower is now or hereafter a party with any Lender or its Affiliates.

“Security Agreement” means the amended and restated security agreement executed and delivered by Borrower and each of its Subsidiaries, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Senior Debt” means, as of each date of determination, Funded Debt as of that date minus Subordinated Debt as of that date.

“Senior Debt to EBITDA Ratio” means, as of any date of determination, the ratio of (a) the outstanding principal amount of the Senior Debt as of that date, to (b) EBITDA for Borrower and its Subsidiaries for the four Fiscal Quarter period then ended.

“Senior Subordinated Notes” means, collectively, Borrower’s (a) 8-1/8% Senior Subordinated Notes due 2012, (b) 7% Senior Subordinated Notes due 2014 and (c) any additional senior subordinated notes which may thereafter be issued pursuant to Section 7.03(c).

“Solvent” means, as to any Person, as of the date of determination that (a) the fair saleable value of the assets of such Person, both at a fair valuation and at present fair saleable value, will as of such date, exceed its liabilities, including its probable liability in respect of contingent liabilities, (b) such Person has sufficient capital for the conduct its business as presently conducted and as proposed to be conducted and (c) such Person has not incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature.  For purposes of this definition, “debt” means any liability on a claim, and “claim” means (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (y) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the present value of the amount which can reasonably be expected to become an actual or matured liability.

“Subordinated Debt” means the Senior Subordinated Notes and any additional or replacement Indebtedness that is contractually subordinated to the Loans and that is permitted by Section 7.03.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.06.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.06.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.06(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.06(b), which, if in writing, shall be substantially in the form of Exhibit F.

“Swing Line Note” means a promissory note made by Borrower in favor of the Swing Line Lender in connection with the Swing Line.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Revolving Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Syndication Agents” means Lehman Commercial Paper, Inc. and Wachovia Bank, National Association, in their capacity as Syndication Agents.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Rate” means the maximum combined United States federal and Nevada state annual tax rate applicable during the relevant period for amounts included in taxable income by an individual resident of Nevada.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term B Commitments” means, as to each Lender, the commitment of that Lender to make Term B Loans to Borrower pursuant to Section 2.02 or Section 2.16.  The amount of the Term B Commitment of each Lender as of the Closing Date is set forth in the Lender Addendum signed by that Lender.

“Term B Lenders” means those of the Lenders having Term B Commitments or holding Term B Loans from time to time.

“Term B Loan Amortization Amount”  means, as to each Quarterly Payment Date, 0.25% of the aggregate initial principal balance of the Term B Loans extended on the Closing Date, provided that (a) the Term B Loan Amortization Amount shall include 0.25% of the aggregate initial amount of any additional Term B Loans extended pursuant to 2.16, and (b) if the Term Loan Maturity Date occurs on the seventh anniversary of the Closing Date, then the Term B Loan Amortization Amount for each Quarterly Payment Date following the sixth anniversary of the Closing Date shall be one quarter of the principal balance of the Term B Loans outstanding on the sixth anniversary of the Closing Date.

“Term B Loans” means the Credit Extensions by a Term B Lender to Borrower under Section 2.02 or any Credit Extensions consisting of additional Term B Loans made pursuant to Section 2.16.

“Term B Note” means a promissory note made by Borrower in favor of a Term B Lender evidencing Term B Loans made by that Lender, substantially in the form of Exhibit G.

“Term Loan Maturity Date” means December 2, 2011 if Borrower has not refinanced its 8-1/8% Senior Subordinated Notes due 2012 on or prior to December 1, 2011 and otherwise on the date that is the seventh anniversary of the Closing Date.

“Term Loans” means, collectively, each of the Term B Loans, the Delay Draw Term B Loans and any Incremental Term Loans.

“Terrible’s Hotel & Casino” means Terrible’s Hotel and Casino, located at 4100 Paradise Road, Las Vegas, Nevada.

“Total Debt to EBITDA Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Funded Debt as of that date, to (b) EBITDA for Borrower and its Subsidiaries for the four Fiscal Quarter period then ended.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trademark License Agreement” means the Trademark License Agreement dated as of August 24, 2001 between Terrible Herbst, Inc., a Nevada corporation, and Borrower, as Licensee.

“Trademark Security Agreement” means the trademark security agreement executed and delivered by Borrower and each of its Subsidiaries, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.05(c)(i).

“Unused Revolver Availability” means, for each date of determination, the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans (but not the Swing Line Loans) and (ii) the Outstanding Amount of L/C Obligations.

1.02.        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03.        Accounting Terms.

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04.        Rounding.  Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05.        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Las Vegas, Nevada local time.

1.06.        Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.

ARTICLE  II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01.        Revolving Loans.  Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans to Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of that Lender’s Revolving Commitment, provided, that after giving effect to any Borrowing:

(i)            the Aggregate Revolving Outstandings shall not exceed the Aggregate Revolving Commitments; and

(ii)           the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus that Lender’s Revolving Percentage of the Outstanding Amount of all L/C Obligations, plus that Lender’s Revolving Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed that Lender’s Revolving Commitment.

Within the limits of each Revolving Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01, prepay under Section 2.07, and reborrow under this Section 2.01.  Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02.        Term B Loans.  Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make a Term B Loan to Borrower on the Closing Date in the amount of its Term B Commitment, the aggregate amount of which is $375,000,000.  Term B Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.  No Term B Loan which is at any time prepaid or repaid may be reborrowed, but each Term B Loan may be converted, in whole or in part, to a Term B Loan of another Type, or continued from time to time, in the manner contemplated by Section 2.04.

2.03.        Delay Draw Term B Loans.  Subject to the terms and conditions set forth herein, each Delay Draw Term B Lender severally agrees to make a Delay Draw Term B Loan to Borrower on the Primm Closing Date in the amount of its Delay Draw Term B Commitment, provided that no Delay Draw Term B Lender shall be obligated to make its Delay Draw Term B Loan if the Primm Closing Date has not occurred prior to the date which is the one year anniversary of the Closing Date.  Delay Draw Term B Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.  No Delay Draw Term B Loan which is at any time prepaid or repaid may be reborrowed, but each Delay Draw Term B Loan may be converted, in whole or in part, to a Delay Draw Term B Loan of another Type, or continued from time to time, in the manner contemplated by Section 2.04.

2.04.        Borrowings, Conversions and Continuations of Loans.

(a)           Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans (whether such Borrowing consists of Revolving Loans or Term Loans) shall be made upon Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by Borrower pursuant to this Section 2.04(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.05(c) and 2.06(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the Loan Notice relates to the Revolving Commitments, the Term B Loans, the Delay Draw Term B Loans or Incremental Loans, (ii) whether Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (iii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (vi) if applicable, the duration of the Interest Period with respect thereto.  If Borrower fails to specify a Type of Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each relevant Lender of the amount of its Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Borrowing, each Lender having a Percentage of the relevant Commitments shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Requisite Lenders.

(d)           The Administrative Agent shall promptly notify Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than fifteen Interest Periods in effect with respect to Loans.

2.05.        Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)            Each Letter of Credit heretofore issued and remaining outstanding under the Existing Credit Agreement shall be deemed to be outstanding hereunder as of the Closing Date.  Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.05, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of Borrower and any drawings thereunder in accordance with their respective Revolving Percentages, provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit:

(x)            the Aggregate Revolving Outstandings shall not exceed the Aggregate Revolving Commitments;

(y)           the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus that Lender’s Revolving Percentage of the Outstanding Amount of all L/C Obligations, plus that Lender’s Revolving Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed that Lender’s Revolving Commitment; and

(z)            the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.

Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.

Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)           The L/C Issuer shall not issue any Letter of Credit, if:

(A)          subject to Section 2.05(b)(iii), the expiry date of such requested Letter of Credit would occur more than 180 days (for any commercial letter of credit) or twelve months (for any standby letter of credit) after the date of issuance or last extension, unless all of the Revolving Lenders have approved such expiry date; or

(B)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date.

(iii)          The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C)           except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial face amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(D)          such Letter of Credit is to be denominated in a currency other than Dollars; or

(E)           a default of any Revolving Lender’s obligations to fund under Section 2.05(c) exists or any Revolving Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with Borrower or such Revolving Lender to eliminate the L/C Issuer’s risk with respect to such Revolving Lender.

(iv)          The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)           The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)          The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  Additionally, Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Percentage times the amount of such Letter of Credit.

(iii)          If Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”), provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date, provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.05(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Requisite Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.  The Administrative Agent agrees to supply each Lender with a copy of each notice relating to the issuance of and amendment to each Letter of Credit.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Percentage thereof.  In such event, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.05 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.05(c)(i) may be given by telephone if immediately confirmed in writing, provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender shall upon any notice pursuant to Section 2.05(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Revolving Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in

Section 4.02 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.05.

(iv)          Until each Revolving Lender funds its Loan or L/C Advance pursuant to this Section 2.05(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Revolving Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02 (other than delivery by Borrower of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation.  A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.05(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.05(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify the L/C Issuer.  Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer.  Each Revolving Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Requisite Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit, provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.05(e), provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C

Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  Sections 2.06 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.05, Section 2.06 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Revolving Lenders).  Derivatives of such term have corresponding meanings.  Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h)           Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(i)            Letter of Credit Fees.  Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit).  Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Requisite Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Administrative Agent Fee Letter, computed on the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  In addition, Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)           Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.06.        Swing Line Loans.

(a)           The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.06, to make loans (each such loan, a “Swing Line Loan”) to Borrower from time to time on any Business Day during the Availability Period in an aggregate amount outstanding not to exceed at any time the amount of the Swing Line Sublimit, provided, however, that after giving effect to any Swing Line Loan:

(i)            the Aggregate Revolving Outstandings shall not exceed the Aggregate Revolving Commitments; and

(ii)           the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus that Lender’s Revolving Percentage of the Outstanding Amount of all L/C Obligations, plus that Lender’s Revolving Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed that Lender’s Revolving Commitment; and

provided, further, that Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  The Swing Line Loans shall be evidenced by the note delivered by Borrower to evidence the Swing Line Loans on the Closing Date.  Within the foregoing limits, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.06, prepay under Section 2.07, and reborrow under this Section 2.06.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of that Lender’s Revolving Percentage times the amount of such Swing Line Loan.

(b)           Borrowing Procedures.  Each Swing Line Borrowing shall be made upon Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.06(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to Borrower at its office by crediting the account of Borrower on the books of the Swing Line Lender in immediately available funds.

(c)           Repayment and Refinancing of Swing Line Loans.

(i)            Each Swing Line Loan shall be due and payable by Borrower on the date which is on the earlier of the Revolving Maturity Date and the tenth Business Day following the date such Swing Line Loan is made.

(ii)           The Swing Line Lender may also request, at any time in its sole and absolute discretion, on behalf of Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to the product of that Lender’s Revolving Percentage times the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.04, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.  Each

Revolving Lender shall make an amount equal to its Revolving Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.06(c)(iv), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(iii)          If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing in accordance with Section 2.06(c)(i) or 2.06(c)(ii), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.06(c) shall be deemed payment in respect of such participation.

(iv)          If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by that Revolving Lender pursuant to the foregoing provisions of this Section 2.06(c) by the time specified in Section 2.06(c)(ii), the Swing Line Lender shall be entitled to recover from that Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation.  A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(v)           Each Revolving Lender’s obligation to make Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.06(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which that Revolving Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing, provided, however, that each Revolving Lender’s obligation to make Loans pursuant to this Section 2.06(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.

(i)                                     At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to that Revolving Lender its Revolving Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which that Revolving Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)                                  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing Borrower for interest on the Swing Line Loans.  Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.06 to refinance that Revolving Percentage of any Swing Line Loan, interest in respect of such Revolving Percentage shall be solely for the account of the Swing Line Lender.

(f)                                    Payments Directly to Swing Line Lender.  Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.07.                        Prepayments.

(a)                                  Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty, provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of that Lender’s Percentage of such prepayment.  If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Percentages.

(b)                                 Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty, provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $500,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)                                  If for any reason the Aggregate Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess, provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.07(c) unless after the prepayment in full of the Revolving Loans the Aggregate Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Percentages.

(d)                                 Upon the sale or issuance by Borrower or any of its Subsidiaries of any of its Equity Interests or any other capital contribution (other than issuances of Equity Interests or capital contributions to another Loan Party), Borrower shall prepay an aggregate principal amount of Loans equal to 50% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by Borrower or such Subsidiary (such prepayments to be applied as set forth in clauses (h) and (i) below).

(e)                                  Upon the incurrence or issuance by Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness permitted to be incurred or issued pursuant to Section 7.03), Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by Borrower or such Subsidiary (such prepayments to be applied as set forth in clauses (h) and (i) below).

(f)                                    If Borrower or any of its Subsidiaries Dispose of any property (other than any Disposition of any property permitted by Section 7.05(a) through Section 7.05(e)) which results in the realization by such Person of Net Cash Proceeds in excess of $2,000,000 or which results in the receipt of any proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) or condemnation awards (and payments in lieu thereof) in each case in excess of $2,000,000, Borrower shall prepay an aggregate principal amount of Loans equal to the entire amount of such Net Cash Proceeds, insurance proceeds or condemnation awards promptly (and in any event within thirty days) after receipt thereof by such Person (such prepayments to be applied as set forth in clauses (h) and (i) below), provided, however, that, with respect to any Net Cash Proceeds, insurance proceeds or condemnation awards realized as described in this Section 2.07(f) at the election of Borrower (as notified by Borrower to the Administrative Agent on or prior to the date of such realization), Borrower or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds, insurance proceeds or condemnation awards in operating, restored or replacement assets so long as:

(A)                              no Default shall have occurred and be continuing (other than any Default which is not a default in payment of any of the Obligations and which has not been asserted in writing by the Administrative Agent or the Required Lenders for a period in excess of thirty days); and

(B)                                within 365 days after the receipt of such Net Cash Proceeds, insurance proceeds or condemnation awards (or 450 days to the extent that, upon expiration of such 365-day period, such Net Cash Proceeds are committed (pursuant to binding commitments with third parties) to be used to complete such purchase, replacement or restoration), such purchase, replacement or restoration shall have been consummated (as certified by Borrower in writing to the Administrative Agent); and

(C)                                to the extent that any such Net Cash Proceeds, insurance proceeds or condemnation awards exceed $30,000,000, the Administrative Agent shall be reasonably satisfied that the amount thereof is sufficient to restore or replace the related assets.

provided that any Net Cash Proceeds, insurance proceeds or condemnation awards not subject to such definitive agreement or so reinvested shall be immediately applied (at the end of such 365-day or 450-day period, as the case may be, in the case of such election by Borrower) to the prepayment of the Loans as set forth in this Section 2.07(f),

(g)                                 Commencing with the Fiscal Year ending December 31, 2007, within five Business Days after financial statements for any Fiscal Year have been delivered pursuant to Section 6.01(a), Borrower shall prepay an aggregate principal amount of Loans equal to 50% of Excess Cash Flow for the Fiscal Year covered by such financial statements, provided that no such prepayment shall be due if, as of the last day of such Fiscal Year, the Senior Debt to EBITDA Ratio as of that date is less than 3.50:1.00.

(h)                                 Each prepayment of the Term Loans pursuant to clause (a) hereof shall be applied to the Term Loans in such manner and order as Borrower may direct.

Each prepayment of the Loans pursuant to the foregoing clauses (d), (e), (f) or (g) of this Section 2.07 shall be applied:

(1)                                  first, ratably to the Term Loans, Delay Draw Term B Loans and Incremental Term Loans, and as to each such facility to installments due thereunder in inverse order of maturity; and

(2)                                  second, to the Outstanding Amounts under the Aggregate Revolving Commitments in the manner set forth in clause (i) of this Section 2.07.

(i)                                     Prepayments of the Outstanding Amounts under the Aggregate Revolving Commitments made pursuant to this Section 2.07, first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Revolving Credit Facility required pursuant to this Section 2.07, the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by Borrower for use in the ordinary course of its business.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Lenders, as applicable.

2.08.                        Voluntary Termination or Reduction of the Revolving Commitments.  Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently ratably reduce the Aggregate Revolving Commitments, provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amounts under the Aggregate Revolving Commitments would exceed the Aggregate Revolving Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such Sublimit shall be automatically reduced by the amount of such excess.  The Administrative Agent will promptly notify the Revolving Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments.  Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Revolving Lender according to its Revolving Percentage.  All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.09.                        Amortization of the Term Loans; Mandatory Repayment of the Obligations.

(a)                                  Borrower shall repay the Term B Loans on each Quarterly Payment Date, commencing March 31, 2007, in an aggregate principal amount equal to the Term B Loan Amortization Amount for that Quarterly Payment Date, and shall in any event repay the remaining principal balance of the Term B Loans on the Term Loan Maturity Date.

(b)                                 Borrower shall repay the principal amount of the Delay Draw Term B Loans on each Quarterly Payment Date, commencing on the later of March 31, 2007 or the first March 31, June 30, September 30 or December 31 which is ninety days or more following the making of the Delay Draw Term B Loans, in an aggregate principal amount equal to the Delay Draw Term B Loan Amortization Amount for such Quarterly Payment Date, and shall in any event repay the remaining principal balance of the Delay Draw Term B Loans on the Term Loan Maturity Date.

(c)                                  In any event, Borrower shall repay to the Lenders on the Revolving Maturity Date the aggregate principal amount of the Revolving Loans outstanding on such date.

(d)                                 Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made or (ii) the Revolving Maturity Date.

2.10.                        Interest.

(a)                                  Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Loans.

(b)                                 (i)                                     If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Requisite Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               If any Insolvency Event occurs in respect of Borrower or any of its Subsidiaries, then Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)                              Upon the request of the Requisite Lenders, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(v)                                 Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.11.                        Fees.  In addition to certain fees described in subsections (i) and (j) of Section 2.05:

(a)                                  Revolving Commitment Fee.  Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Revolving Percentage, a commitment fee equal to the Applicable Rate times Unused Revolver Availability for each day.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Maturity Date.

(b)                                 Delay Draw Term B Loan Commitment Fee.  Borrower shall pay to the Administrative Agent for the account of each Delay Draw Term B Lender in accordance with its Delay Draw Term B Percentage, a commitment fee equal to 0.50% per annum times $325,000,000 for each day during the period between the Closing Date and the earliest to occur of (i) the termination of the Delay Draw Term B Commitment pursuant to Section 8.02(a), (ii) the first anniversary of the Closing Date, and (iii) the Primm Closing Date.  This fee shall accrue at all times during this period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the date which is the earliest to occur of the termination of the Delay Draw Term B Commitment pursuant to Section 8.02(a), the first anniversary of the Closing Date and the Primm Closing Date.  This fee shall be calculated quarterly in arrears.

(c)                                  Upfront Fees.  On the Closing Date, Borrower shall pay to each Lender through the Administrative Agent certain upfront fees in the amounts specified in the Lead Arranger Fee Letter; the Administrative Agent and each Lender having been heretofore advised of the amount of the upfront fees to which it is entitled.

(d)                                 Arrangement Fee.  On the Closing Date, Borrower shall pay to each of the Joint Lead Arrangers and the Administrative Agent, certain fees in the amounts specified in the Lead Arranger Fee Letter.

(e)                                  Other Fees.  Borrower shall pay to the Administrative Agent for its sole account fees in the amounts and at the times specified in the Administrative Agent Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.12.                        Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.14(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.13.                        Evidence of Debt.

(a)                                  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.14.                        Payments Generally; Administrative Agent’s Clawback.

(a)                                  General.  All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Revolving Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)                                     Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03 and may, in reliance upon such assumption, transfer or make available to Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is transferred or made available to Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans.  If Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.15.                        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the

Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.16.                        Increase in Commitments.

(a)                                  Request for Increase.  Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), Borrower may from time to time, request an increase in the Aggregate Revolving Commitments or additional Term Loans (or any combination thereof), or by the making of Incremental Term Loans in an aggregate principal amount (for all such requests) not exceeding $250,000,000, provided that (i) any such request for an increase shall be in a minimum amount of $50,000,000 (and in increments of $5,000,000 in excess thereof), and (ii) Borrower may make a maximum of three such requests.  Each Incremental Term Loan shall comply with the criteria set forth in the definition of “Incremental Term Loans.”

(b)                                 Notification by Administrative Agent; Additional Lenders.  Subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), Borrower may nominate additional Eligible Assignees which are reasonably acceptable to the Administrative Agent to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel, and to thereby provide additional Revolving Commitments, make additional Term B Loans or make Incremental Term Loans.

(c)                                  Effective Date and Allocations.  If the Aggregate Revolving Commitments are increased or additional Term Loans or Incremental Term Loans are issued in accordance with this Section, the Administrative Agent and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increased Revolving Commitments, additional Term Loans or Incremental Term Loans, as the case may be.  The Administrative Agent shall promptly notify Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(d)                                 Conditions to Effectiveness of Increase.  As conditions precedent to such increase:

(w)                               Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Articles V and VI and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default or Event of Default exists or would result therefrom;

(x)                                   Borrower shall, and shall cause each of its Subsidiaries to, deliver to the Administrative Agent such additional Notes as the Lenders may request, together with such amendments to the Loan Documents as the Administrative Agent may reasonably request, including reaffirmations of the guarantees issued by each Subsidiary of Borrower, amendments to each of the Deeds of Trust and other Collateral Documents, authorizing resolutions, opinions of counsel to Borrower and the like, together with endorsements to the title insurance policies issued in favor of the Administrative Agent and the Lenders increasing the amount thereof, together with such endorsements to coverage and reinsurance as the Administrative Agent may reasonably request; and

(z)                                   Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Percentages arising from any nonratable increase in the Commitments under this Section.

(e)                                  Conflicting Provisions.  This Section shall supersede any provisions in Section 2.15 or 10.01 to the contrary.

ARTICLE  III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01.                        Taxes.

(a)                                  Payments Free of Taxes.  Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 Payment of Other Taxes by Borrower.  Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Indemnification by Borrower.  Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                                     duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)                                  duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)                              any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

(f)                                    Treatment of Certain Refunds.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

3.02.                        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03.                        Inability to Determine Rates.  If the Requisite Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan , or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to that Lenders of funding such Loan, the Administrative Agent will promptly so notify Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Requisite Lenders) revokes such notice.  Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04.                        Increased Costs; Reserves on Eurodollar Rate Loans.

(a)                                  Increased Costs Generally.  If any Change in Law shall:

(1)                                  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(2)                                  subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to that Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by that Lender or the L/C Issuer); or

(3)                                  impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by that Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to that Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to that Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by that Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of that Lender or the L/C Issuer, Borrower will pay to that Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate that Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting that Lender or the L/C Issuer or any Lending Office of that Lender or that Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on that Lender’s or the L/C Issuer’s capital or on the capital of that Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of that Lender or the Loans made by, or participations in Letters of Credit held by, that Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which that Lender or the L/C Issuer or that Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration that Lender’s or the L/C Issuer’s policies and the policies of that Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time Borrower will pay to that Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate that Lender or the L/C Issuer or that Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts (and the basis for calculation of such amount or amounts) necessary to compensate that Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error.  Borrower shall pay that

Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of that Lender’s or the L/C Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that that Lender or the L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of that Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Reserves on Eurodollar Rate Loans.  Borrower shall pay to each Lender, as long as that Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by that Lender (as determined by that Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from that Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05.                        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, Borrower shall promptly compensate that Lender for and hold that Lender harmless from any loss, cost or expense (excluding any loss of anticipated profits) incurred by it as a result of:

(a)                                  any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by Borrower (for a reason other than the failure of that Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; or

(c)                                  any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 10.13; and

(d)                                 any loss or expense (other than any loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  Borrower shall also pay any customary administrative fees charged by that Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06.                        Mitigation Obligations; Replacement of Lenders.

(a)                                  Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then that Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of that Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject that Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to that Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, Borrower may replace that Lender in accordance with Section 10.13.

3.07.                        Survival.  All of Borrower’s obligations under this Article III shall survive termination of the Revolving Commitments and repayment of all other Obligations hereunder.

ARTICLE  IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01.                        Conditions of Initial Credit Extension.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)                                  The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)                                     executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and Borrower;

(ii)                                  Revolving Notes executed by Borrower in favor of each Lender which has requested a Revolving Note;

(iii)                               Term B Loan Notes executed by Borrower in favor of each Lender which has requested a Term B Loan Note;

(iv)                              Swing Line Note executed by Borrower in favor of the Swing Line Lender;

(v)                                 The Guarantees executed by each Subsidiary of Borrower (other than HGI-Casinos, Inc., a transitory merger subsidiary);

(vi)                              the Security Agreement executed by Borrower and each of the Subsidiaries of Borrower (other than HGI-Casinos, Inc.);

(vii)                           the Trademark Security Agreement executed by Borrower and each of the Subsidiaries of Borrower (other than HGI-Casinos, Inc.);

(viii)                        the Pledge Agreement executed by Borrower and each of its Subsidiaries (other than HGI-Casinos, Inc.), together with any certificates evidencing the interests pledged thereunder;

(ix)                                the Deeds of Trust executed by each of the applicable parties thereto;

(x)                                   in respect of those properties described in the Deeds of Trust constituting leaseholds, landlord consents acceptable to the Administrative Agent to the extent requested by the Administrative Agent, provided that the Administrative Agent may in its discretion defer the requirement of landlord consents in respect of one or more Properties for up to sixty days following the Closing Date;

(xi)                                the commitment of United Title, as agent for Chicago Title Insurance Company, to issue endorsements affecting an increase to the title insurance policies issued under the Existing Credit Agreement in respect of the Nevada properties owned by Borrower and its Subsidiaries to $255,000,000 (subject to pro tanto reduction endorsements), and to issue similar policies in respect of the Deeds of Trust executed by Sands Regent and its Subsidiaries, and other title insurance matters acceptable to the Administrative Agent;

(xii)                             the commitment of Commonwealth Title Insurance Company to endorse its policies with respect to the Deeds of Trust in respect of the assets of Borrower and its Subsidiaries located in Missouri and Iowa to reflect the continued priority and perfection of such Deeds of Trust;

(xiii)                          the Preferred Ship Mortgage with respect to the motor vessel Osceola;

(xiv)                         a letter agreement executed by Terrible Herbst, Inc. in respect of the Trademark License Agreement, consenting to the collateral assignment of the rights of Borrower thereunder to the Administrative Agent;

(xv)                            such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(xvi)                         such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that Borrower and each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(xvii)                      a favorable opinion of Gibson, Dunn & Crutcher LLP and local Nevada counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent or the Requisite Lenders may reasonably request;

(xviii)                   a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xix)                           a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 4.02(a) through (d) have been satisfied, and (B) that there has been no event or circumstance since the Closing Date that has had or could be reasonably expected to have, either individually or in the aggregate, a Sands Material Adverse Effect;

(xx)                              a Certificate executed by a Responsible Officer of Borrower attaching executed copies of the Acquisition Agreements executed prior to the Closing Date, and certifying that the copies of the exhibits and schedules thereto delivered to the Administrative Agent’s counsel are accurate and complete;

(xxi)                           (A) copies of satisfactory audited consolidated financial statements for the Sands Regent and its Subsidiaries for the three Fiscal Years most recently ended for which financial statements are available and copies of interim unaudited financial statements for each Fiscal Quarter ended since the last audited financial statements for which financial statements are available, and (B) pro forma consolidated financial statements for Borrower and its Subsidiaries for the four Fiscal Quarter period most recently ended prior to the Closing Date for which financial statements are available giving pro forma effect to the Sands Acquisition (and, if the Primm Acquisition is being consummated on the Closing Date, the Primm Acquisition) (prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, and all other rules and regulations of the SEC under such Securities Act, and including other adjustments reasonably acceptable to Administrative Agent) and a pro forma balance sheet of Borrower and its Subsidiaries as of the Closing Date;

(xxii)                        a solvency certificate signed by the chief financial officer of Borrower with respect to Borrower and its Subsidiaries, attaching the closing projections and a pro forma balance sheet for Borrower and its Subsidiaries both before and after giving effect to the Sands Acquisition, and otherwise in form and detail satisfactory to the Administrative Agent;

(xxiii)                     evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with an executed lenders loss payable endorsement and additional insured endorsement, as applicable, with respect thereto; and

(xxiv)                    the Administrative Agent Fee Letter.

(b)                                 Any fees required to be paid on or before the Closing Date shall have been paid.

(c)                                  Unless waived by the Administrative Agent, Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and the Administrative Agent).

(d)                                 Each of the Exiting Lenders shall concurrently receive the payment of all of the outstanding Obligations owed to that Exiting Lender.

(e)                                  The credit facilities contemplated by this Agreement shall have received indicative ratings from Moody’s and S&P.

(f)                                    By making the request for such Credit Extension, Borrower represents and warrants that (i) the Sands Acquisition is in a position to be concurrently consummated pursuant to the Sands Purchase Agreement (and without any waiver of any material term or provision or closing condition of the Primm Purchase Agreement which is not disclosed to, and reasonably acceptable to, the Administrative Agent), subject only to the funding of the purchase price, (ii)  the Primm Acquisition is in material compliance with all applicable Laws, and that all approvals of Governmental Agencies required for the consummation of such transactions have been obtained.

(g)                                 Concurrently with the Sands Acquisition, the Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the of the Sands Acquisition (or, in the case of certificates of governmental officials, a recent date before the date of the Sands Acquisition) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)                                     the Sands Guaranty;

(ii)                                  a joinder to the Security Agreement executed by Sands Regent and each of the Subsidiaries of Sands Regent;

(iii)                               a joinder to the Trademark Security Agreement executed by Sands Regent and each of the Subsidiaries of Sands Regent;

(iv)                              a joinder to the Pledge Agreement executed by Sands Regent and each of the Subsidiaries of Sands Regent, together with any certificates evidencing the interests pledged thereunder;

(v)                                 one or more Deeds of Trust executed by Sands Regent and each of its Subsidiaries encumbering their interests in the hotel and casino properties in Reno, Nevada, Verdi, Nevada, Sparks, Nevada, and Dayton, Nevada;

(vi)                              with respect to Sands Regent and each of its Subsidiaries,  certificates of the types described in Section 4.01(a)(xv), (xvi) and (xviii);

(vii)                           evidence that the credit facilities with Wells Fargo Bank, National Association and Sand Regent and its Subsidiaries have been or concurrently with the Sands Acquisition will be terminated and all existing Liens, except for Liens permitted hereunder, on the assets of the Sands Regent and its Subsidiaries have been or concurrently with the Sands Acquisition will be terminated;

(viii)                        evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect with respect to the assets which are the subject of the Sands Acquisition, together with an executed lenders loss payable endorsement and additional insured endorsement, as applicable, with respect thereto;

(ix)                                evidence acceptable to the Administrative Agent that HGI-Casinos, Inc. has been merged with and into Sands Regent, with Sands Regent the survivor.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02.                        Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)                                  The representations and warranties of Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)                                 In respect of Credit Extensions made on the Closing Date, no Sands Material Adverse Effect shall have occurred.

(c)                                  Other than requests for Credit Extensions on the Closing Date and Primm Closing Credit Extensions, since the date of the Audited Financial Statements, there shall not have occurred any event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)                                 No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(e)                                  The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) through (d) have been satisfied on and as of the date of the applicable Credit Extension.

4.03.                        Primm Closing Date Credit Extensions.  The obligation of the Delay Draw Term B Lenders to make the Delay Draw Term B Loans and of the Revolving Lenders to make Primm Closing Credit Extensions is subject to the following conditions precedent:

(a)                                  the Administrative Agent shall have received, and shall have distributed to the Lenders, the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, and each in form and substance satisfactory to the Administrative Agent:

(i)                                     Delay Draw Term B Loan Notes executed by Borrower in favor of each Lender which has requested a Delay Draw Term B Loan Note;

(ii)                                  A Guaranty executed by the Primadonna Company and each other entity acquired by Borrower in the Primm Acquisition;

(iii)                               a joinder to the Security Agreement executed by the Primadonna Company and each other entity acquired by Borrower in the Primm Acquisition;

(iv)                              a joinder to the Trademark Security Agreement executed by the Primadonna Company and each other entity acquired by Borrower in the Primm Acquisition;

(v)                                 a joinder to the Pledge Agreement executed by the Primadonna Company and each other entity acquired by Borrower in the Primm Acquisition, together with any certificates evidencing the interests pledged thereunder;

(vi)                              One or more Deeds of Trust acceptable to the Administrative Agent with respect to the fee and leasehold interests purchased pursuant to the Primm Purchase Agreement (and in any event including the leasehold interests underlying Whiskey Pete’s, Buffalo Bill’s, the Primm Valley Resort) other than the convenience store acquired in connection therewith;

(vii)                           The commitment of United Title of Nevada, as agent for Chicago Title Company, to issue one or more ALTA title insurance policies in the amount of $655,000,000 (or any higher amount required to reflect any Incremental Term Loans then issued)with respect to the Deeds of Trust referred to in clause (iv), and to increase the amount of its coverage in respect of the other properties subject to the Deeds of Trust which are located in the State of Nevada to $655,000,000 (or any higher amount required to reflect any Incremental Term Loans then issued), in each case subject to pro tanto reduction endorsements in a manner which is acceptable to the Administrative Agent;

(viii)                        Primadonna Company shall have requested or shall concurrently request an estoppel certificate from its landlords in respect of the properties subject to the Primm Acquisition to the extent that it is entitled to do so under the related leases;

(ix)                                (A) copies of satisfactory audited consolidated financial statements for Primadonna and its Subsidiaries for the three Fiscal Years most recently ended (including Fiscal Year 2006 in the event that the Primm Acquisition is consummated after March 31, 2007) for which financial statements are available and copies of interim unaudited financial statements for each quarterly period ended since the last audited financial statements for which financial statements are available and (B) if the Primm Acquisition is consummated after the Closing Date, pro forma consolidated financial statements for Borrower and its Subsidiaries for the four Fiscal Quarter period most recently ended prior to the date on which the Primm Acquisition is consummated for which financial statements are available giving pro forma effect to the Primm Acquisition (prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, and all other rules and regulations of the SEC under such Securities Act, and including other adjustments reasonably acceptable to the Arrangers) and a pro forma balance sheet of Borrower and its Subsidiaries as of the date on which the Primm Acquisition is consummated;

(x)                                   a solvency certificate signed by the chief financial officer of Borrower with respect to Borrower and its Subsidiaries, attaching the closing projections and a pro forma balance sheet for Borrower and its Subsidiaries both before and after giving effect to the Primm Acquisition, and otherwise in form and detail satisfactory to the Administrative Agent;

(xi)                                legal opinions of Gibson, Dunn & Crutcher LLP and local Nevada counsel reasonably acceptable to the Administrative Agent;

(xii)                             with respect to the Primadonna Company and each other entity acquired by Borrower in the Primm Acquisition, certificates of the types described in Section 4.01(a)(xv), (xvi) and (xviii);

(xiii)                          a Certificate of Borrower executed by a Responsible Officer of Borrower as to the accuracy matters described in clauses (b), (c) and (d) of this Section;

(xiv)                         evidence that all existing Liens, except for Liens permitted hereunder, on the assets of the Primadonna Company and each other entity acquired by Borrower in the Primm Acquisition have been or concurrently with the Primm Acquisition will be terminated;

(xv)                            evidence that the Primadonna Company and each other entity acquired by Borrower in the Primm Acquisition have been or concurrently with the Primm Acquisition will be released from all existing guarantees or other credit support arrangements not otherwise permitted hereunder;

(xvi)                         evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect with respect to the assets which are the subject of the Primm Acquisition, together with an executed lenders loss payable endorsement and additional insured endorsement, as applicable, with respect thereto; and

(xvii)                      such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Requisite Lenders reasonably may require.

(b)                                 By making the request for such Credit Extension, Borrower represents and warrants that (i) the Primm Acquisition is in a position to be concurrently consummated pursuant to the Primm Purchase Agreement (and without any waiver of any material term or provision or closing condition of the Primm Purchase Agreement which is not disclosed to, and reasonably acceptable to, the Administrative Agent), subject only to the funding of the purchase price, (ii) the Primm Acquisition is in material compliance with all applicable Laws, and that all approvals of Governmental Agencies required for the consummation of such transactions have been obtained;

(c)                                  No Default or Event of Default shall have then occurred and remain continuing or shall result from the consummation of the Primm Acquisition or the other transactions contemplated to occur on the Primm Closing Date; and

(d)                                 No Primm Material Adverse Effect shall have occurred.

ARTICLE  V.
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01.                        Existence, Qualification and Power; Compliance with Laws.  Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02.                        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.  Each Loan Party is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03.                        Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, except for prior to the Primm Closing Date, approvals required to be obtained from any Nevada Gaming Board with respect to the Primm Acquisition.

5.04.                        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05.                        Financial Statements; No Material Adverse Effect.

(a)                                  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)                                 The unaudited consolidated balance sheet of Borrower and its Subsidiaries dated September 30, 2006 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.  Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of Borrower and its consolidated Subsidiaries not reflected on the September 30, 2006 financial statements referred to above, including liabilities for taxes, material commitments and Indebtedness, which will exist as of the Closing Date.

(c)                                  As of the Closing Date, no event or circumstance has occurred that, either individually or in the aggregate, constitutes a Sands Material Adverse Effect. As of the Primm Closing Date, no event or circumstance has occurred that, either individually or in the aggregate, constitutes a Primm Material Adverse Effect.  As of the date of each Credit Extension other than the Closing Date and the date upon which the Primm Closing Credit Extensions are made, since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)                                 The consolidated forecasted balance sheet and statements of income and cash flows of Borrower and its Subsidiaries delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, Borrower’s best estimate of its future financial performance.

5.06.                        Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower and its Subsidiaries, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) as of each date other than the Sands Closing Date or the Primm Closing Date, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) as of the Closing Date, purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby.

5.07.                        No Default.  Neither Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation including any Route Agreements that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08.                        Ownership of Property; Liens.  Each of Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09.                        Environmental Compliance.  Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that, it has no material liability for such matters, except as specifically disclosed in Schedule 5.09.  None of the matters disclosed on Schedule 5.09 may, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10.                        Insurance.  The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Subsidiary operates.

5.11.                        Taxes.  Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12.                        ERISA Compliance.

(a)                                  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrower and its Subsidiaries, nothing has occurred which would prevent, or cause the loss of, such qualification.  Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                                 There are no pending or, to the knowledge of Borrower and its Subsidiaries, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i) No ERISA Event has occurred or is reasonably expected to occur (in the case of each date following the Closing Date, with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000); (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13.                        Subsidiaries; Equity Interests.  As of the Closing Date, Borrower has no Subsidiaries other than those specifically disclosed in Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Schedule 5.13 free and clear of all Liens.  As of the Closing Date, Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Schedule 5.13.  All of the outstanding Equity Interests in Borrower have been validly issued and are fully paid and nonassessable, and are, as of the Closing Date, owned by the Principals.

5.14.                        Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)                                  Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)                                 None of Borrower, any Person Controlling Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15.                        Disclosure.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time that such projected financial information is provided to the Administrative Agent and the Lenders.

5.16.                        Compliance with Laws.  Each of Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17.                        Intellectual Property; Licenses, Etc.  Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person except for those the failure to own or possess the right to use which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  To the knowledge of Borrower and its Subsidiaries, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrower or any Subsidiary infringes upon any rights held by any other Person except for such infringements which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Except as specifically disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of Borrower and its Subsidiaries, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  The Trademark License Agreement is in full force and effect, and Borrower and its Subsidiaries are not in material breach of the Trademark License Agreement.

5.18.                        Route Agreements; Casino Leases.

(a)                                  As of the Closing Date, Borrower and its Subsidiaries are party to Route Agreements providing for the operation of not less than 6800 slot machines, video poker machines or other electronic gaming devises at premises owned or operated by the counterparties thereto.  There is no default on behalf of Borrower or any of its Subsidiaries in respect of any Route Agreements accounting, in the aggregate, for more than 5% of the EBITDA of Borrower and its Subsidiaries which would entitle the counterparties to such Route Agreements to terminate the same.

(b)                                 As of the Closing Date, no default on behalf of Borrower or any of its Subsidiaries exists under any of the Casino Leases which would entitle the landlords under any of the Casino Leases to terminate the same.

5.19.                        Sands Regent Acquisition.  As of the Closing Date, the Sands Regent Acquisition has been or shall concurrently be consummated in material compliance with the terms and conditions of the Sands Purchase Agreement, and without material waiver or amendment of any of the conditions set forth in the Sands Purchase Agreement, and all approvals of Governmental Authorities required for the consummation thereof have been obtained.  Giving effect to the Sands Regent Acquisition, the making of the Loans, issuance of Liens and Guarantees and other transactions contemplated by the Sands Regent Acquisition to occur concurrently therewith, Borrower and its Subsidiaries, taken as a whole, are Solvent.

5.20.                        Primm Acquisition.  As of the Primm Closing Date, the Primm Acquisition has been or shall concurrently be consummated in material compliance with the terms and conditions of the Primm Purchase Agreement, and without material waiver or amendment of any of the conditions set forth in the Primm Purchase Agreement, and all approvals of Governmental Authorities required for the consummation thereof have been obtained.  Giving effect to the Primm Acquisition, the making of the Loans, issuance of Liens and Guarantees and other transactions contemplated by the Primm Acquisition to occur concurrently therewith, Borrower and its Subsidiaries, taken as a whole, are Solvent.

ARTICLE  VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation to pay money hereunder (other than unmatured indemnity obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01.                        Financial Statements .  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Requisite Lenders:

(a)                                  as soon as available, but in any event within 90 days after the end of each Fiscal Year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Requisite Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)                                 as soon as available, but in any event within two calendar months after the end of each Fiscal Quarter (including the fourth Fiscal Quarter in each Fiscal Year of Borrower), a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations and cash flows for such Fiscal Quarter and for the portion of Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, together with a report listing any new trademarks and trademark registrations of Borrower and its Subsidiaries;

(c)                                  as soon as available, but in any event at least 15 days before the end of each Fiscal Year of Borrower, forecasts prepared by management of Borrower, in form satisfactory to the Administrative Agent and the Requisite Lenders, of consolidated balance sheets and statements of income or operations of Borrower and its Subsidiaries on a quarterly basis for the immediately following Fiscal Year (including the Fiscal Year in which the last Maturity Date occurs) and by Fiscal Year for each of the next succeeding Fiscal Years through the last Maturity Date, substantially in the form of the financial projections delivered to the Administrative Agent and the Lenders prior to the Closing Date.

As to any information contained in materials furnished pursuant to Section 6.02(c), Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02.                        Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Requisite Lenders:

(a)                                  concurrently with the delivery of the financial statements referred to in Section 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower;

(b)                                 promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary, or any audit of any of them;

(c)                                  promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and, within 5 days of their filing with the SEC, copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)                                 promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-United States jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(e)                                  promptly after request by the Administrative Agent, copies of the Nevada “Regulation 6.090 Report” and “6-A Report”, and copies of any written communication to Borrower or any of the Subsidiaries from any Gaming Board advising it of a material violation of or non-compliance with any Gaming Law by Borrower or any of the Subsidiaries.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), provided that:  (i) Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Borrower hereby acknowledges that (a) certain portions of the Information (the “Borrower Materials”) will be made available by the Administrative Agent and/or the Arranger to the Lenders and the L/C Issuer by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a “Public Lender”).  Borrower hereby agrees that (w) Borrower will clearly and conspicuously mark all Borrower Materials that are to be made available to Public Lenders “PUBLIC” (which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof); (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  While the use of Platforms is an approved method of distributing information, the use of Platforms by the Administrative Agent, the Arranger, the L/C Issuer and the Lenders shall be subject to their obligations under Section 10.7.

6.03.                        Notices.  Promptly notify the Administrative Agent and each Lender:

(a)                                  of the occurrence of any Default;

(b)                                 Promptly upon a Responsible Officer becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against Borrower or any of the Subsidiaries that is $5,000,000 or more in excess of the amount thereof that is fully covered by insurance, (ii) any creditor or lessor under a written credit agreement or material lease has asserted a default thereunder on the part of Borrower or any of the Subsidiaries, (iii) any Person has commenced a legal proceeding with respect to a claim against Borrower or any of the Subsidiaries under a contract that is not a credit agreement or material lease in excess of $5,000,000 or which otherwise may reasonably be expected to result in a Material Adverse Effect, (iv) any labor union has notified Borrower of its intent to strike Borrower or any of the Subsidiaries on a date certain and such strike would involve more than 100 employees of Borrower and the Subsidiaries, or (v) any Gaming Board has indicated its intent to consider or act upon a License Revocation affecting locations generating, in the aggregate, 5% or more of Borrower’s EBITDA or a fine or penalty of $500,000 or more with respect to Borrower or any of the Subsidiaries, a written notice describing the pertinent facts relating thereto and what action Borrower or the Subsidiaries are taking or propose to take with respect thereto;

(c)                                  of the occurrence of any ERISA Event; and

(d)                                 of any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary thereof.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04.                        Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05.                        Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06.                        Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07.                        Maintenance of Insurance.

(a)                                  Maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

(b)                                 Without limitation on the foregoing, Borrower and its Subsidiaries shall maintain liability, casualty and other insurance which is substantially consistent with the primary coverages maintained by Borrower and its Subsidiaries as of the Closing Date (but with similar coverages for the Primm Acquisition or other acquisitions), and in any event covering such risks and with such deductibles as are customary in the case of similar businesses owning similar properties in localities where Borrower or the applicable Subsidiary operates, provided that the Borrower may increase any deductibles or self insurance limits or retentions to up to $1,000,000 in its discretion by notice to the Administrative Agent.  All such insurance shall be carried through insurance companies rated A+ or better by A.M. Best.

(c)                                  In any event, Borrower shall maintain and keep in force the following insurance:

(i)                                     at all times during any period of construction of any material capital projects, and with respect to any Property affected by such construction, a policy or policies of builder’s “all risk” insurance in nonreporting form in an amount not less than the full insurable completed value of such portion of the affected Property on a replacement cost basis;

(ii)                                  a policy or policies of fire and hazards “all risk” insurance for each Property providing extended coverage in an amount not less than the full insurable value of such Property on a replacement cost basis;

(iii)                               business interruption insurance (including insurance against income loss during a period of at least one year);

(iv)                              comprehensive liability insurance naming on an “occurrence” basis, against claims for “personal injury” liability, including bodily injury, death or property damage liability, with an aggregate limit of not less than $25,000,000;

(v)                                 policies of worker’s compensation insurance as may be required by applicable laws (including employer’s liability insurance, if required by the Administrative Agent), covering all employees of Borrower, its Subsidiaries and each relevant contractor and subcontractor; and

(vi)                              If any Property is required to be insured pursuant to the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1968, and the regulations promulgated thereunder, because it is located in an area which has been identified by the Secretary of Housing and Urban Development as a Flood Hazard Area, then Borrower shall provide, maintain and keep in force at all times a flood insurance policy covering the Property in limits that would exceed the damage caused by what is expected to be the most severe flood (or any greater limits to the extent required by applicable law from time to time).

(d)                                 Each such policy shall name the Administrative Agent as an additional insured, and shall to the extent relevant, include a waiver of subrogation against the Administrative Agent and the Lenders, contain a provision that provides for a severability of interests, and shall provide that an act or omission by one of the insured shall not reduce or avoid coverage with respect to the other insureds, insure against loss or damage by hazards customarily included within “all risk” and “extended coverage” policies and any other risks or hazards which the Administrative Agent or the Majority Lenders may reasonably specify (and shall include boiler and machinery insurance), shall contain a Lender’s Loss Payable Endorsement in a form acceptable to the Administrative Agent in favor of the Administrative Agent and shall be primary and noncontributory with any other insurance carried by the Administrative Agent or the Lenders.

(e)                                  Borrower shall supply the Administrative Agent with certificates of each policy required hereunder and any other policy of insurance maintained in connection with any of the Property, and, if requested, an original or underlyer of each such policy and all endorsements thereto.  When any insurance policy required hereunder expires, Borrower shall furnish the Administrative Agent with proof acceptable to the Administrative Agent that the policy has been reinstated, renewed or a new policy issued, continuing in force the insurance covered by the policy which expired.  If Borrower fails to pay any such premium, the Administrative Agent shall have the right, but not the obligation, to obtain reasonable replacement coverage and advance funds to pay the premiums for it on behalf of the Lenders.  Borrower shall repay the Administrative Agent immediately on demand for any advance for such premiums, which shall be considered to be an additional Loan bearing interest from the date of demand at the Default Rate.

6.08.                        Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09.                        Books and Records.  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such Subsidiary, as the case may be.

6.10.                        Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and (subject to Section 10.07) to make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower, provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.  The Administrative Agent and the Lenders acknowledge that the provisions of Borrower’s Route Agreements are of a confidential and proprietary nature.

6.11.                        Use of Proceeds.  Use the proceeds of the Credit Extensions (a) on the Closing Date to refinance the obligations under the Existing Credit Agreement and to consummate the Sands Acquisition (and, if then scheduled to occur, the Primm Acquisition), and to pay related transactional expenses, (b) on the Primm Closing Date, to consummate the Primm Acquisition and to pay related transactional expenses and (c) at any time, for proper working capital and general corporate purposes of Borrower and its Subsidiaries not in contravention of any Law or of any Loan Document.

6.12.                        Additional Subsidiaries and Collateral.

(a)                                  Notify the Administrative Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within thirty days), cause such Person (except to the extent that the Gaming Laws of the relevant jurisdiction do not permit the same); to (i) execute and deliver to the Administrative Agent a Guaranty or a joinder to a Guaranty, as the Administrative Agent shall deem appropriate for such purpose, and (ii) deliver to the Administrative Agent Collateral Documents of the types referred to in Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (i) and (ii));

(b)                                 Notify the Administrative Agent at the time of acquisition or the formation of any Subsidiary, cause to be delivered to the Administrative Agent a pledge all of the Equity Interests held by Borrower and its Subsidiaries in each such Subsidiary  (except to the extent that the Gaming Laws of the relevant jurisdiction do not permit the pledge of the Equity Interests in any Person which is the holder of a gaming license);

(c)                                  Notify the Administrative Agent at the time of the acquisition by Borrower or any of its Subsidiaries of any fee or leasehold interest in real property, notice thereof and, if requested by the Administrative Agent, a joinder to the Security Agreement and the Pledge Agreement, a Deed of Trust and other Collateral Documents in relation thereto.

ARTICLE  VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation to pay money hereunder (other than unmatured indemnity obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01.                        Liens.  Create, incur, assume or suffer to exist any Lien or Negative Pledge upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                                  Liens and Negative Pledges pursuant to any Loan Document;

(b)                                 Liens and Negative Pledges existing on the date hereof and listed on Schedule 7.01 (including without limitation the Liens and Negative Pledges existing on the date hereof in respect of the assets subject to the Sands Acquisition and the Primm Acquisition and set forth on Schedule 7.01) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c)                                  Liens and Negative Pledges on or with respect to Property acquired by Borrower or any Subsidiaries that were in existence at the time of the acquisition of such Property and were not created in contemplation of such acquisition;

(d)                                 any Lien or Negative Pledge created by an agreement or instrument entered into by Borrower or any Subsidiary in the ordinary course of its business which consists of a restriction on the assignability, transfer or hypothecation of such agreement or instrument;

(e)                                  Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(f)                                    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(g)                                 pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(h)                                 deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(i)                                     easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(j)                                     Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(k)                                  Liens securing Indebtedness permitted under Section 7.03(f) and Negative Pledges with respect to the property financed by such Indebtedness, provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(l)                                     Liens securing Indebtedness permitted under Section 7.03(h) and Negative Pledges with respect to the property financed by such Indebtedness, provided that the same are released promptly following the repayment of such Indebtedness; and

(m)                               Other Liens on Property having an aggregate value not in excess of $5,000,000.

7.02.                        Investments.  Make any Investments, except:

(a)                                  Investments consisting of the Sands Acquisition and the Primm Acquisition made through Borrower or HGI–Casinos;

(b)                                 Investments held by Borrower or any of its Subsidiaries in the form of cash equivalents or short-term marketable debt securities;

(c)                                  advances to officers, directors and employees of Borrower and Subsidiaries in the ordinary course of business for travel, entertainment, relocation and analogous ordinary business purposes;

(d)                                 Investments of Borrower in any Subsidiary and Investments of any Subsidiary in Borrower or in another Subsidiary;

(e)                                  Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)                                    Contingent Obligations permitted by Section 7.03;

(g)                                 Investments made in the ordinary course of business by Borrower and its Subsidiaries in Persons with whom they are parties to Route Agreements;

(h)                                 any Investment made in settlement of gambling debts incurred by patrons of any casino owned or operated by Borrower or any of its Subsidiaries which settlements have been entered into in the ordinary course of business;

(i)                                     Investments permitted by Section 7.09(e); and

(j)                                     other Investments made when no Default or Event of Default has occurred and remains continuing in an aggregate amount not to exceed $20,000,000 at any one time outstanding.

7.03.                        Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness under the Loan Documents;

(b)                                 Indebtedness under the Senior Subordinated Notes and under additional or replacement Subordinated Debt having a maturity which is at least one year following the last to occur of (A) Revolving Maturity Date, (B) the Term Loan Maturity Date, or (C) or, in the case of any replacement Subordinated Debt, not earlier than that of the Senior Subordinated Notes refinanced, and in each case having representations, warranties, covenants, defaults and other material provisions (other than economic terms) which are either (i) substantively identical to those contained in the Indenture for the Senior Subordinated Notes existing as of the Closing Date, or (ii) on terms and conditions when taken as a whole that are no less favorable to the Lenders nor more onerous to Borrower and the other Loan Parties than those contained in the Indenture for the Senior Subordinated Notes existing as of the Closing Date, in each case as reasonably determined by Administrative Agent;

(c)                                  Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof, provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and (when taken as a whole) other material terms, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(d)                                 Contingent Obligations of Borrower and its Subsidiaries in respect of Indebtedness otherwise permitted hereunder of Borrower;

(e)                                  obligations (contingent or otherwise) of Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) except for customary netting provisions, such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(f)                                    Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(k), provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $25,000,000;

(g)                                 unsecured Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(h)                                 Indebtedness assumed in connection with the Sands Acquisition and not created in contemplation thereof in an aggregate principal amount not in excess of $5,000,000; and

(i)                                     Indebtedness assumed in connection with the Primm Acquisition and not created in contemplation thereof in an aggregate principal amount not in excess of $5,000,000.

7.04.                        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)                                  any Subsidiary may merge with Borrower, provided that Borrower shall be the continuing or surviving Person; and

(b)                                 any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be Borrower or a wholly-owned Subsidiary.

7.05.                        Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)                                  Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)                                 Dispositions of inventory in the ordinary course of business;

(c)                                  Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition reinvested or otherwise applied as set forth in Section 2.07(f);

(d)                                 Dispositions of property by Borrower or any Subsidiary to Borrower or to any Subsidiary;

(e)                                  Dispositions permitted by Section 7.04; and

(f)                                    Other Dispositions of Property which either:

(i)                                   have an aggregate value, during the term of this Agreement, not to exceed $30,000,000, or

(ii)                                if the Senior Debt to EBITDA Ratio as of the last day of the then most recent Fiscal Quarter is less than 3.50:1.00, do not result in the pro forma Senior Debt to EBITDA Ratio (after giving pro forma effect to reduction of Senior Debt in the amount of any consideration received, and to reduction of EBITDA by the amount of EBITDA associated with the assets Disposed of) as of such Fiscal Quarter being higher than 3.50:1.00.

provided, however, that each Disposition pursuant to this Section (other than clause (d) or (e)) shall be for fair market value.

7.06.                        Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)                                  so long as no Default shall have occurred and be continuing or would result therefrom, each Subsidiary may make Restricted Payments to Borrower, the Subsidiaries and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)                                 Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)                                  so long as no Default shall have occurred and be continuing or would result therefrom, Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d)                                 for so long at Borrower maintains its Subchapter S Election under the Internal Revenue Code (or is a limited liability company or other entity, the tax attributes of which are passed through to its owners pursuant to applicable law), Borrower may make Permitted Tax Distributions not sooner than five Business Days prior to the date upon which the related tax payments by the ultimate owners of the Equity Interests in Borrower are due;

(e)                                  so long as no Default shall have occurred and be continuing or would result therefrom, Borrower may declare and pay cash dividends to its shareholders in an aggregate amount not to exceed $7,000,000 during any Fiscal Year, provided that if, as of the last day of any Fiscal Year ended after the Closing Date, the Total Debt to EBITDA Ratio is less than 5.00:1.00, then during the succeeding Fiscal Year Borrower may declare and pay such dividends in an aggregate amount not to exceed 50% of Excess Cash Flow for the preceding Fiscal Year, provided further that (i) any portion of the permitted amount not paid in any Fiscal Year may be paid in subsequent Fiscal Years, (ii) prior to the making of any such payment, Borrower shall have made all prepayments then required by Section 2.07, and (iii) after adding the amount of such cash dividends to the numerator of the Total Leverage Ratio and Senior Leverage Ratio as of the last day of the then most recently ended Fiscal Quarter, Borrower shall be in pro forma compliance with the covenants set forth in Sections 7.12 and 7.13.

7.07.                        Prepayment of Subordinated Obligations.  Pay any (a) scheduled interest on any Subordinated Debt unless the payment thereof is then required and permitted pursuant to the terms of the indenture or other agreement governing such Subordinated Debt, or (b) principal (including sinking fund payments) or any other amount (other than scheduled interest payments) with respect to any Subordinated Debt, or purchase or redeem (or offer to purchase or redeem) any Subordinated Debt, or deposit any monies, securities or other Property with any trustee or other Person to provide assurance that the principal or any portion thereof of any Subordinated Debt will be paid when due or otherwise to provide for the defeasance of any Subordinated Debt unless the payment thereof is then required and permitted pursuant to the terms of the indenture or other agreement governing such Subordinated Debt and except to the extent that the source of such payment, purchase or redemption consists entirely of proceeds from the issuance of Equity Interests in Borrower or new Subordinated Debt, provided, in each case, that in no event shall Borrower make any such payment, purchase or redemption if such payment, purchase or redemption is prohibited by the applicable terms of subordination.

7.08.                        Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.09.                        Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or such Subsidiary as would be obtainable by Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, except:

(a)                                  Restricted Payments permitted by Section 7.06;

(b)                                 transactions amongst Borrower and any wholly-owned Subsidiary of Borrower, or amongst such Subsidiaries;

(c)                                  customary fees, indemnities and reimbursements may be paid to officers, consultants and directors of Borrower and its Subsidiaries;

(d)                                 Borrower and its Subsidiaries may enter into and make payments pursuant to employment arrangements with officers and senior management employees in the ordinary course of business; and

(e)                                  transactions set forth on Schedule 7.09 hereto.

7.10.                        Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Subsidiary to make Restricted Payments to Borrower or any Subsidiary or to otherwise transfer property to Borrower or any Subsidiary, or (b) of any Subsidiary to guarantee the Indebtedness of Borrower, except for any limitation existing under or by reason of (i) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Borrower or a Subsidiary; (ii) customary provisions restricting assignment of any agreement entered into by Borrower or a Subsidiary in the ordinary course of business; (iii) agreements with any holder of a Lien permitted by Section 7.01 restricting the transfer of the property subject thereto; (iv) customary restrictions and conditions contained in any agreement relating to the Disposition of any property permitted under Section 7.05 pending the consummation of such Disposition; (v) any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of Borrower; (vi) restrictions on cash or other deposits imposed by suppliers or landlords under contracts entered into in the ordinary course of business; and (vii) any restriction on property acquired or leased pursuant to any instrument governing Indebtedness permitted by Section 7.03(c) and (f), provided that none of the provisions of the indentures for the Senior Subordinated Notes existing as of the date of this Agreement (or the provisions of any indenture in respect of additional or replacement Subordinated Debt permitted by Section 7.03(b)) shall be deemed to violate this Section.

7.11.                        Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.12.                        Senior Debt to EBITDA Ratio.  Permit the Senior Debt to EBITDA Ratio as of the last day of any Fiscal Quarter ending during a period set forth below to exceed the ratio set forth below opposite that period, provided that in respect of each Fiscal Quarter ending prior to the consummation of the Primm Acquisition, the maximum permitted Senior Debt to EBITDA Ratio shall be 4.00:1.00 or such lower ratio as may be otherwise required:

Period	Maximum Senior Debt to EBITDA Ratio
Closing Date through and including June 30, 2008	5.00:1.00
September 30, 2008 and December 31, 2008	4.75:1.00
March 31, 2009 through December 31, 2009	4.25:1.00
March 31, 2010 through December 31, 2010	3.75:1.00
March 31, 2011 through December 31, 2011	3.25:1.00
March 31, 2012 and thereafter	3.00:1.00

7.13.                        Total Debt to EBITDA Ratio.  Permit the Total Debt to EBITDA Ratio as of the last day of any Fiscal Quarter ending during a period set forth below to exceed the ratio set forth below opposite that period, provided that in respect of each Fiscal Quarter ending prior to the consummation of the Primm Acquisition, the maximum permitted Total Debt to EBITDA Ratio shall be 6.00:1.00 or such lower ratio as may be otherwise required:

Period	Maximum Total Debt to EBITDA Ratio
Closing Date through and including June 30, 2008	7.00:1.00
September 30, 2008 and December 31, 2008	6.75:1.00
March 31, 2009 through December 31, 2009	6.25:1.00
March 31, 2010 through December 31, 2010	5.75:1.00
March 31, 2011 through December 31, 2011	5.25:1.00
March 31, 2012 and thereafter	5.00:1.00

7.14.                        Interest Charge Coverage Ratio.  Permit the Interest Charge Coverage Ratio as of the last day of any Fiscal Quarter ending during a period set forth below to be less than the ratio set forth below opposite that period:

Period	Minimum Interest Charge Coverage Ratio
Closing Date through and including December 31, 2008	1.75:1.00
March 31, 2009 through and including December 31, 2010	2.00:1.00
March 31, 2011 through and including December 31, 2011	2.25:1.00
March 31, 2012 and thereafter	2.50:1.00

7.15.                        Capital Expenditures.  Make or become legally obligated to make any Capital Expenditure other than:

(a)                                  to the extent construed as a Capital Expenditure, the Sands Regent Acquisition and the Primm Acquisition;

(b)                                 to the extent construed as a Capital Expenditure, Net Cash Proceeds, proceeds of insurance or condemnation awards (or payments in lieu thereof) applied pursuant to Section 2.07(f);

(c)                                  Capital Expenditures in an amount not to exceed $8,000,000 incurred in connection with the expansion of the Rail City Casino; and

(d)                                 in addition to the foregoing Capital Expenditures, during each Fiscal Year, Capital Expenditures in an aggregate amount not to exceed 7% of the gross revenues of Borrower and its Subsidiaries during the immediately preceding Fiscal Year, as calculated in accordance with GAAP.

7.16.                        Hostile Acquisitions.  Directly or indirectly use the proceeds of any Loan in connection with the acquisition of part or all of a voting interest of five percent or more in any corporation or other business entity if such acquisition is opposed by the board of directors or management of such corporation or business entity.

7.17.                        Interest Rate Hedging Arrangements.  Fail to enter into and maintain the following Swap Contracts:

(a)                                  Prior to the date which is 90 days following the Closing Date enter into Swap Contracts with one or more of the Lenders (or other Persons reasonably acceptable to the Arrangers) having a tenor of at least three years in respect of a notional amount of Indebtedness which is sufficient to result in not less than 50% of the consolidated Indebtedness of Borrower for borrowed money (other than current Indebtedness) as of that date having a fixed interest rate or being subject to such Swap Agreements, and on terms otherwise acceptable to the Joint Lead Arrangers.

(b)                                 Prior to the date which is 90 days following the Primm Closing Date enter into additional Swap Contracts with one or more of the Lenders (or other Persons reasonably acceptable to the Arrangers) having a tenor of at least three years in respect of a notional amount of Indebtedness which is sufficient to result in not less than 50% of the consolidated Indebtedness of Borrower for borrowed money (other than current Indebtedness) as of such date having a fixed interest rate or being subject to such Swap Contracts, and on terms otherwise acceptable to the Joint Lead Arrangers.

(c)                                  Prior to the date which is 90 days following the making of any Incremental Term Loans, enter into additional Swap Contracts with one or more of the Lenders (or other Persons reasonably acceptable to the Arrangers) having a tenor of at least three years in respect of a notional amount of Indebtedness which is sufficient to result in not less than 50% of the consolidated Indebtedness of Borrower for borrowed money (other than current Indebtedness) as of such date having a fixed interest rate or being subject to such Swap Contracts, and on terms otherwise acceptable to the Joint Lead Arrangers.

ARTICLE  VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01.                        Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                  Non-Payment.  Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05 (as to existence), 6.10, 6.11 or 6.12 or Article VII; or

(c)                                  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) the date upon which Borrower has knowledge of such default, or (ii) the date upon which written notice thereof is provided to Borrower by the Administrative Agent or any Lender; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e)                                  Cross-Default.  (i) Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Contingent Obligation (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $20,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs (other than any due on sale provision), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early

Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Borrower or such Subsidiary as a result thereof is greater than $20,000,000; or

(f)                                    Insolvency Proceedings, Etc.  Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                 Inability to Pay Debts; Attachment.  (i) Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)                                 Judgments.  There is entered against Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $20,000,000 to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 20 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000; or

(j)                                     Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations to pay money (other than unmatured indemnity obligations), ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)                                  Change of Control.  Any Change of Control occurs;

(l)                                     License Revocation.  Any License Revocation in respect of locations accounting, in the aggregate, for more than 7.5% of Borrower’s EBITDA occurs and remains continuing for more than five Business Days, except in connection with any Disposition of the relevant gaming licensee which is not prohibited by the terms of this Agreement.

8.02.                        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Requisite Lenders, take any or all of the following actions:

(a)                                  declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c)                                  require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)                                 exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender. Each of the Administrative Agent and the Lenders acknowledges that its ability to pursue the remedies described above is subject to, and limited by, the terms of applicable Gaming Laws.

8.03.                        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations (including without limitation Secured Swap Contracts, ratably among the Lenders and the L/C Issuer (and, in the case of any Secured Swap Contracts, any relevant Affiliate of any Lender counterparties thereto)), ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Section 2.05(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE  IX.

ADMINISTRATIVE AGENT

9.01.                        Appointment and Authority.  Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02.                        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03.                        Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and nonappealable judgment).  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04.                        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05.                        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06.                        Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and Borrower.  Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an

Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if the Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07.                        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08.                        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Syndication Agents or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09.                        Collateral and Guaranty Matters.  The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a)                                  to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of the Term Loans and all other Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Requisite Lenders;

(b)                                 to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(k); and

(c)                                  to release any Subsidiary from its Guaranty if such Person ceases to be a  Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Requisite Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary from its Guaranty pursuant to this Section 9.09.

ARTICLE  X.

MISCELLANEOUS

10.01.                  Amendments, Etc.

(a)                                  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Requisite Lenders and Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, provided that:

(i)                                     interest rates and other monetary amounts payable in respect of the Revolving Commitments may be reduced, and the Revolving Maturity Date may be extended, by the Revolving Lenders directly affected thereby, without the approval of the Term Lenders; and

(ii)                                  interest rates and other monetary amounts payable in respect of the Term Loans and the Term Commitments may be reduced, and the date upon which any installment of principal under the Term Loan or the Term Loan Maturity Date may be extended, by those of the Term Lenders directly affected thereby without the approval of the Revolving Lenders.

(b)                                 Notwithstanding any other provision of this Agreement or the other Loan Documents to the contrary, no amendment, waiver or consent of this Agreement or the other Loan Documents shall:

(i)                                     waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(ii)                                  waive any condition set forth in Section 4.03 without the written consent of each Delay Draw Term B Lender;

(iii)                               extend or increase the Commitments of any Lender (or reinstate any Commitments terminated pursuant to Section 8.02) without the written consent of that Lender;

(iv)                              postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of any of the Commitments hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby;

(v)                                 reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (c)(v) below regarding the Administrative Agent Fee Letter) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the

Requisite Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(vi)                              change Section 2.15 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(vii)                           change any provision of this Section or the definition of “Requisite Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(viii)                        impose any greater restriction on the ability of any Lender to assign any of its rights or obligations under any Commitment of that Lender hereunder without the written consent of Lenders having more than 50% of the same class of Commitment;

(ix)                                release any Subsidiary from its Guaranty without the written consent of each Lender (except in the case of any permitted sale or disposition of that Subsidiary); or

(x)                                   release any Collateral having a value which is in excess of $5,000,000 from the Lien of the Collateral Documents without the written consent of each Lender (except in connection with the permitted sale, transfer or other disposition of that Collateral to a Person other than Borrower or a Subsidiary).

(c)                                  Notwithstanding the foregoing provisions of this Section, (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Administrative Agent Fee Letter and the Lead Arranger Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(d)                                 Each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(e)                                  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments of that Lender may not be increased or extended without the consent of that Lender.

10.02.                  Notices; Effectiveness; Electronic Communication.

(a)                                  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Change of Address, Etc.  Each of Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.

(d)                                 Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03.                  No Waiver; Cumulative Remedies.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04.                  Expenses; Indemnity; Damage Waiver.

(a)                                  Costs and Expenses.  Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the

L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by Borrower.  Borrower shall indemnify the Administrative Agent, the Joint Lead Arrangers, the Syndication Agents, and the Documentation Agent (and any sub-agents of such persons), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                                  Reimbursement by Lenders.  To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this

Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.14(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                    Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of the Term Loans and all the other Obligations.

10.05.                  Payments Set Aside.  To the extent that any payment by or on behalf of Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06.                  Successors and Assigns.

(a)                                  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section 10.06 and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it), provided that:

(i)                                     except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the Commitments are not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than, with respect to (A) Revolving Commitments or Revolving Loans, $5,000,000 and (B) Term Commitments or Term Loans, $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that assignments shall be aggregated in respect of related Approved Funds for purposes of such minimum assignment amount;

(ii)                                  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned, except that this clause (iii) shall not apply to rights in respect of Swing Line Loans;

(iii)                               each assignment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender unless the Person that is the proposed assignee is itself a Lender or an Affiliate or an Approved Fund with respect to a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee), which in the case of any assignment of a Revolving Commitment, is already the holder of a Revolving Commitment; and

(iv)                              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that only one such fee shall be payable in the case of multiple contemporaneous assignments to or by related Approved Funds), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.  The Administrative Agent shall provide the Lenders with a copy of the Register upon request not more frequently than quarterly, or more often if reasonably requested by the Lead Arrangers.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of that Lender’s rights and/or obligations under this Agreement (including all or a portion of any of its Commitments and/or the Loans (including that Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it), provided that (i) that Lender’s obligations under this Agreement shall remain unchanged, (ii) that Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with that Lender in connection with that Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)                                    Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)                                 Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.14(b)(ii).  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Contingent Obligation or credit or liquidity enhancement to such SPC.

(i)                                     Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to Borrower and the Lenders, resign as L/C

Issuer and/or (ii) upon 30 days’ notice to Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder, provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.05(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.06(c).

10.07.                  Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.

For purposes of this Section, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, provided that the use of the IntraLinks system (or any other similar Platform described in Section 6.02) in the manner described in that

Section shall be consistent with the obligations of the Administrative Agent, the Lenders and the L/C Issuer under this sentence.

10.08.                  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, but only after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09.                  Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10.                  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11.                  Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation to pay money hereunder (other than unmatured indemnity obligations) shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12.                  Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13.                  Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives Borrower the right to replace a Lender as a party hereto, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                  Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)                                 such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

10.14.                  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, Borrower acknowledges and agrees that:  (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Borrower and the other Loan Parties, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, and Borrower and each other Loan Party are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arrangers each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for Borrower or the other Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of Borrower or the other Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Arranger has advised or is currently advising Borrower or the other Loan Parties or any of their respective Affiliates on other matters) and neither the Administrative Agent nor any Arranger has any obligation to Borrower or the other Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower or the other Loan Parties or any of their respective Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and Borrower and the other Loan Parties have consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Borrower and each other Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

10.15.                  Governing Law; Jurisdiction; Etc.

(a)                                  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS,

FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH LOAN PARTY  IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.16.                  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.17.                  USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Act.

10.18.                  Time of the Essence.  Time is of the essence of the Loan Documents.

10.19.                  Designation as Senior Debt.  All Obligations are hereby certified and designated to be “Designated Senior Indebtedness” for purposes of and as defined in the Indenture dated as of June 11, 2004, between Borrower and U.S. Bank National Association, as trustee, and all supplemental indentures thereto and in the Indenture dated as of November 22, 2004, between Borrower and U.S. Bank National Association, as trustee, and all supplemental indentures thereto.

10.20.                  Delivery of Lender Addenda.  Each Lender which is a party to this Credit Agreement as of the Closing Date shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent setting forth the amount of its Revolving Commitment, Term Loan B Commitment and Delay Draw Term Loan Commitments (in each case, if any).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HERBST GAMING, INC.,
a Nevada corporation

By:	/s/ Edward Herbst
Edward Herbst
President and Chief Executive Officer

[Herbst Credit Agreement]

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Donna F. Kimbrough
Donna F. Kimbrough
Assistant Vice President

[Herbst Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Peter J. Vitale
Peter J. Vitale
Senior Vice President

[Herbst Credit Agreement]

LEHMAN BROTHERS COMMERCIAL
BANK, as a Lender

By:	/s/ George Janes
George Janes
Chief Credit Officer

LEHMAN COMMERCIAL PAPER INC.,
as a Lender and as a Syndication Agent

By:	/s/ William J. Hughes
William J. Hughes
Managing Director

[Herbst Credit Agreement]

WACHOVIA BANK, N.A., as a Lender and as a
Syndication Agent

By:	/s/ G. Lee Wagner, Jr.
G. Lee Wagner, Jr.
Vice President

[Herbst Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender and as Documentation Agent

By:	/s/ Denette Corrales
Denette Corrales
Senior Vice President

[Herbst Credit Agreement]